UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 5
to
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934
iGAMBIT, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-3363609

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1600 Calebs Path Extension, Suite 114,
Hauppauge, New York	11788

(Address of principal executive offices)	(Zip Code)
With copy to:

Joel D. Mayersohn, Esq.
Clint J. Gage, Esq.
Roetzel & Andress
350 East Las Olas Boulevard, Suite 1150
Fort Lauderdale, Florida 33301
Telephone: (954) 462-4150
Facsimile: (954) 462-4260

Registrant’s telephone number, including area code: (631) 780-7055
Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:	Common Stock
(Title of Class)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

ITEM 1. BUSINESS
CAUTION REGARDING FORWARD LOOKING STATEMENTS
     This registration statement contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this registration statement are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market and other factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this registration statement are not guarantees of future performance and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including those factors discussed in “Item 1A. Risk Factors.” We will update these forward-looking statements only as required by law. We do not undertake any other responsibility to update any forward-looking statements.
HISTORY
     We were incorporated in the State of Delaware under the name BigVault.com Inc. on April 13, 2000. On April 18, 2000, we merged with BigVault.com, Inc., a New York corporation with which we were affiliated. We survived the merger, and on December 21, 2000 changed our name to bigVAULT Storage Technologies, Inc. At that time we were in the business of providing remote, internet-based storage vaulting services and related ancillary services to end users and resellers (the “Vault Business”).
     On February 28, 2006 we sold all of our assets to Digi-Data Corporation (“DDC”), an unrelated third party, pursuant to the terms of an Asset Purchase Agreement dated December 21, 2005 (the “APA”), a copy of which is filed herewith as an exhibit. As consideration for our transfer of assets under the APA, DDC paid certain of our liabilities and agreed to make certain quarterly and annual revenue sharing payments to us, as is further described below. Mr. Salerno and Ms. Luqman accepted employment with DDC in senior management positions post closing, and continued to work for DDC until February 2009. As of March 1, 2009 Mr. Salerno and Ms. Luqman returned to their full time management roles with the Company.

     On April 5, 2006, we changed our name to iGambit, Inc.
     On October 1, 2009, we acquired the assets of Jekyll Island Ventures, Inc., a New York corporation doing business as Gotham Photo Company (“Jekyll”) through our wholly owned subsidiary Gotham Innovation Lab, Inc., a New York corporation (“Gotham”). Pursuant to the terms of the Asset Purchase Agreement and Plan of Reorganization (“APAPR”), we (i) issued 500,000 shares of our common stock to Jekyll at closing; (ii) assumed $10,410.59 of Jekyll accounts payable relating to office rent and health insurance premiums; and (iii) issued Jekyll warrants to purchase 1,500,000 shares of our common stock, at $0.01 per share, subject to a 3 year vesting schedule and the attainment by Gotham of certain revenue targets during said 3 year period.
     On December 2, 2009, we amended our Certificate of Incorporation increasing our authorized shares of common stock to 75 million shares.
OUR COMPANY
Introduction
     We are a company focused on the technology markets. Presently we have one operating subsidiary in the business of providing media technology services to the real estate industry. At this point we have limited revenues consisting solely of revenues from the operation of our Gotham subsidiary ($646,002 during the nine months ended September 30, 2010) and the receipt of Quarterly Revenue Share Payments and Annual Increase Payments from DDC.  Payments earned from DDC totaled $1,730,637 during the year ended December 31, 2009, of which $1,364,538 was for the four quarters of 2009 Contingency Payments and $339,099 was accrued revenue for the 5% year to year Contingency Payment for the year ended December 31, 2009.   We earned  $1,537,486 under our arrangement with DDC during the nine months ended September 30, 2010, of which $1,348,680 was for the first three quarters Contingency Payments and $188,806 was accrued revenue for the 5% year to year Contingency Payment for the months January 2010 to September 2010. During the third quarter 2010 DDC disclosed to Management that their largest customer Verizon Online re-negotiated their contract with DDC and the pricing model has changed. As a result of the new pricing model the DDC Vault Revenue will decrease from the levels that have occurred in recent months and return closer to revenue levels seen in 2009.  Subsequently the DDC Contingency Payments will also return to revenue levels closer to 2009.  We expect that the payments from DDC, which we will receive through February 2011, will continue to grow, but at a lesser pace, based upon the past three month’s revenue reporting from DDC and the expansion of DDC’s business. We are also focused on acquiring or partnering with additional technology companies.

     Our primary focus is the acquisition of additional technology companies. We believe that the background of our management and of our Board of Directors in the technology markets is a valuable resource that makes us a desirable business partner to the companies that we are seeking to acquire. When we acquire a company, we work to assume an active role in the development and growth of the company, providing both strategic guidance and operational support. We provide strategic guidance to our partner companies relating to, among other things, market positioning, business model and product development, strategic capital expenditures, mergers and acquisitions and exit opportunities. Additionally, we provide operational support to help our partner companies manage day-to-day business and operational issues and implement best practices in the areas of finance, sales and marketing, business development, human resources and legal services. Once a company joins our partner company network, our collective expertise is leveraged to help position that company to produce high-margin, recurring and predictable earnings and generate long-term value for our stockholders.
     Our current intention is to fund the purchase price of acquisitions through a combination of the issuance of our common stock at closing and the issuance of common stock purchase warrants that would become exercisable only in the event certain earn-out conditions are satisfied by the acquired company. In addition to acquiring entire companies, we would also consider entering into joint ventures and acquiring less than 100 percent of a target company.
Our Strategy to Grow the Company

General

We have an overall corporate business plan as a holding company to seek out and acquire operating companies.  Phase one of our strategy is near completion. We have established new corporate headquarters and a website, expanded our board to include 3 outside independent directors, set up quarterly board meetings, engaged a sophisticated full service law firm, engaged a PCAOB auditing firm, engaged an investment banking firm as advisors to assist in the analysis of target acquisitions, and become an SEC reporting company.  In addition, we have identified and acquired our first target company, Jekyll Island Ventures Inc., as a result of a 10 year relationship with Jekyll’s management. While completing phase one of our strategy we are working on a daily basis towards phase two of our strategy, identifying further acquisitions.

Sources of Target Businesses
     We anticipate that target business candidates will be brought to our attention from various sources, including our management team, investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds, consulting firms and other members of the financial community who will become aware that we are seeking business partners via public relations and marketing efforts, direct contact by management or other similar efforts, who may present solicited or unsolicited proposals. Any finder or broker would only be paid a fee upon the completion of a business combination. While we do not presently anticipate engaging the services of professional firms that specialize in acquisitions on any formal basis, we may decide to engage such firms in the future or we may be approached on an unsolicited basis. Our officers and directors, as well as their affiliates, may also bring to our attention target business candidates that they become aware of through their business contacts. While our officers and directors make no commitment as to the amount of time they will spend trying to identify or investigate potential target businesses, they believe that the various relationships they have developed over their careers together with their direct inquiry, will generate a number of potential target businesses that will warrant further investigation. In no event will we pay any of our existing officers, directors, special advisors or stockholders or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the completion of a business combination. In addition, none of our officers, directors, special advisors or existing stockholders will receive any finder’s fee, consulting fees or any similar fees from any person or entity in connection with any business combination involving us other than any compensation or fees that may be received for any services provided following such business combination.

Selecting Acquisition Targets

     Our management has virtually unrestricted flexibility in identifying prospective target business and diligently reviews all of the proposals we receive.
    The criteria we look for in a potential acquisition include the following:

Company Characteristics

•	Established Company with proven track record

o	Company with history of strong operating and financial performance, or

o	Company undergoing a turnaround that demonstrates strong prospects for future growth

•	Strong Cash Flow Characteristics.

o	Cash flow neutral or positive,

o	Predictable recurring revenue stream,

o	High gross margins over 60%, and

o	Low working capital and capital expenditure needs

•	Strong Competitive Industry Position

o	Leading or niche market position, and/or

o	Strong channel relationships that promote barriers to entry

•	Strong Management Team

o	Experienced, proven track record in delivering revenue and ability to execute, or

o	A management team that can be complemented with our contacts and team

•	Diversified Customer and Supplier base

•	Proprietary products or marketing position

Industry Characteristics

•	Non-cyclical

•	Services Consumer or niche market

•	Fragmented with potential for consolidation or growth

•	Emerging markets

Industries of Interest
•	Real Estate Services

•	Hospitality Services

•	Health and Medical records management and billing systems

•	Internet

o	Social Networks

o	Media Distribution

•	User Experience

o	Online

o	Handheld devices

o	Voice interaction

Investment Criteria

•	Sales Volumes: $500 thousand to $30 million

•	Cash Flow: Neutral or positive

•	Structure: Controlled ownership. Closely held private company

•	Geography: North America, Asia

•	Investment size: $1 million to $5 Million

•	Involvement: Board oversight

•	Controlling Interest: Acquire 100% of controlling interest in target

•	Marketing:

o	Target captures a particular segment of the market

o	Target has a focused strategic marketing plan.

     These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective.

Diligence Process

           Upon receipt of a business plan, the procedure is for management to review the business plan and determine if it satisfies the Company’s acquisition criteria, and whether the business plan should be rejected or pursued further. If the plan satisfies the requirements, then Management meets with the target’s management to determine if there is a synergy that can work and to explore the business plan in greater detail. Generally this occurs over several meetings and can take some time. Depending on the nature of the business, management may enlist certain technical of industry consultants to meet with the target and provide feedback and analysis. Management will also review the target’s financials.  If the analysis suggests the target should be explored further Management will present the opportunity to the BOD for approval to pursue the opportunity further. One or two outside directors may meet with the target to make an independent assessment. If the opportunity is approved for further exploration management will discuss potential purchase structure with target’s management to be sure that a meeting of the minds exists for a potential deal.   At this point management will request that our investment banking advisors give their opinion of the industry, the market and potential financing options of the deal. Often, the investment bankers will meet with target’s management.  The investment banker’s feedback is presented to the board and, if positive, the Board analyzes the proposed financing structure, discusses effects of a transaction on the Company as they relate to taxes, capitalization, stock value etc., engaging the necessary outside consultants. If all appears positive a letter of intent is negotiated and executed, additional diligence is conducted, and definitive transaction documents are negotiated and executed.
Evaluation of the Target’s Management

     We would condition any acquisition on the commitment of management of the target business to remain in place post closing. Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management. Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’s management will prove to be correct.
Competition
     In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors, which may limit our ability to compete in acquiring certain target businesses. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business.

Companies Currently Under Review

     We are constantly in the process of reviewing potential target companies.  Currently, we are not under contract to acquire any companies, but we are actively engaged in discussions with four potential acquisition candidates.
Our Partner Company — Gotham Photo Company
     Products and Services
     Gotham’s business is directed at providing media technology services to the real estate community. The range of media services includes the exclusive Gotham EXPO Full Screen Experience. Gotham also provides website development services, sales office technology and data interchange services for many of the real estate firms in New York City.
     When it comes to selling real estate every broker or seller listing has to have pictures. Utilizing the latest technology Gotham’s EXPO product provides a full screen listing experience. It allows brokers and sellers to present their listing in the largest format possible while giving the viewer control of the show. EXPO integrates images, photos, floor plans, agent and key listing details in an engaging format that immerses the viewer. Currently, Gotham is capable of integrating up to 16 images into a full screen presentation for any listing.
     EXPO is available for all NYC realtors and will be made available nationwide within the coming months. Currently, approximately 19% of our clients utilize EXPO, of which 24% do so on a per unit basis, 48% do so as an add-on to photography services, and 28% do so on a subscription basis.

All systems are built on accessible web platforms that integrate quickly and seamlessly into the agent’s workflow. EXPO is available on a per unit basis, as an add-on to photography services, or on a subscription basis. We price the product on a per-unit basis at $50 per unit, and offer subscription rates ranging from $400 per month to $2500 per month depending on the average yearly listing volume of the subscriber. EXPO was a key factor in our securing of a semi-exclusive media services agreement with Prudential Douglas Elliman.
     In addition to natural expansion into the areas surrounding NYC, Gotham is actively working to expand by further providing services to large accounts that exist in both Manhattan and targeted secondary markets, and through the selective hiring of one-off service providers who are currently operating in other markets.
     Competitive Comparison
     Gotham competes with others in the industry by focusing on user interaction, technology and delivery. Gotham maintains strict standards of photography and a roster of accomplished photographers who we engage in between their premium assignments such as fashion shoots, architectural projects, etc.
     In addition to superior media, in the opinion of management, Gotham’s technology tools set us apart from our competition. For example, our expo product offering utilizes the pre-generation of a multitude of media sets to deliver images sized perfectly for the users screen, wasting no bandwidth or file size, thereby enabling us to maintain the speed and efficiency of the product at an optimal level. In the opinion of management, a majority of our competitors either don’t seem to employ similar measures in their full screen product offerings or do so on a more limited basis.
     Future Products and Services
     Future offerings will include enhanced products that focus on social media interaction, mobile applications and tools for realtors, as well as multi touch augmented reality technologies for presentations, etc. Gotham will continue to expand its media offerings, integrating with and adopting technologies as they become available.

     Customers

     Gotham’s currently has less than 996 client accounts, including accounts ranging from single agent accounts to large “master accounts” with large firms such as Prudential Douglas Elliman and Halstead. Taking these and other master accounts into consideration, Gotham does business with over 3,000 New York City real estate agents.   Gotham’s currently has less than 996 client accounts, including accounts ranging from single agent accounts to large “master accounts” with large firms such as Prudential Douglas Elliman and Halstead. Taking these and other master accounts into consideration, Gotham does business with over 3,000 New York City real estate agents.   The following five customers constituted approximately 66% of the Company’s sales over the first nine months of 2010:  EGR International, Inc. – 11% of sales; Cambridge Who’s Who – approximately 15% of sales; Prudential Douglas Elliman Real Estate, LLC – approximately 18% of sales; Halstead Property Development Marketing LLC – approximately 7% of sales; and Christies Great Estates, Inc. – approximately 14% of sales.  The loss of any of the foregoing client accounts could have a material adverse affect on the company’s financial condition.

     Expansion Strategy and Implementation Summary
     Gotham’s objective is to be a market leader in offering EXPO, Virtual Tours, and e-Brochures, type services to the real estate industry. Gotham is currently providing services to a number of realtors and brokers in the New York Metropolitan area including, but not limited to, Prudential Douglas Elliman (“PDE”), Cocoran and others. We plan to increase our marketing and client base in the NYC area and expand to other major cities and markets such as Boston, Philadelphia, Washington DC, Chicago, etc. Within 3 years we expect to be offering our services to over 250 US metropolitan statistical areas.

    Management meets with Gotham’s management on a bi-weekly basis and has refocused Gotham’s business model towards a recurring revenue model. The strategy is multi-fold. First to leverage the subsidiary’s strong development reputation in the New York real estate market by expanding its client base, thus creating a stronger niche in this market. This involves some transition away from non-real estate development activities. Management is assisting Gotham in its transition by creating budgets, helping to reassign personnel, and aiding in the creation of targeted marketing material.   Second to the strategy, is to complete the next version EXPO product which includes the EXPO Media Manager system. Gotham is working in partnership with PDE in the design and implementation of the launce of this new version.  Management is assisting in the launch planning process and often attends meeting with PDE and Gotham’s management.  Upon the successful launch of the PDE Expo Media Management system the third phase of the strategy is to expand and offer the EXPO Media Manage system to the other PDE offices through New York State and other real estate firms.   Management has already set up and participated in meetings with Gotham at Prudential Westchester, PDE in the Hamptons, New York, and Coach Realty.  The fourth phase after successful penetration throughout New York State is to identify other US cities’ real estate markets to target.  Management has been evaluating the various markets and has had discussions with Condo-Domain and Fore3. In addition, when analyzing other acquisitions we take into consideration companies that can complement the subsidiary’s products and services or expedite the expansion into other cities.

     Simultaneous to the EXPO strategy, management has assisted in successfully negotiating a revenue share agreement for Gotham with RealPlus LLC for All Access NYC (AANYC). All Access NYC is a "Virtual Office Website", or VOW.  A VOW allows real estate firms to market listings that are represented exclusively by other real estate companies within a given geographic or listing system controlled area. This is all done within the brand of the VOW real estate firm, allowing the firm to better service buyers by showing them ALL listings in one place, as opposed to the current model in NYC, which has buyers reaching out to un-regulated 3rd parties (street easy, NY Times, craigslist), and waiting on antiquated forms of listing delivery. NYC has a need for VOW services since there is no MLS service in Manhattan.  Currently, no REBNY controlled firm has the right to display or advertise another firm’s listings, leaving buyers in a place where they have to fend for themselves on unregulated sites, or wait on the agents they are dealing with to delivery listings to them. The partnership with RealPlus LLC is significant because RealPlus LLC is one of only a handful of companies in NYC pulling and centralizing the listing data from the various agents in NYC.  RealPlus provides the listing data and Access to clients.

DDC Revenue Share Payments and Annual Increase Payments

In connection with the sale of our assets to DDC in February 2006, DDC agreed to make certain ongoing payments to us, which payments have constituted a material amount of our revenues over the last several periods.  Specifically, DDC agreed to make quarterly payments to us, for a period of 5 years, in the amount equal to 10% of the Vault Net Revenues received by DDC through its operation of the Vault Business (the “Quarterly Revenue Share Payments”). “Vault Net Revenues” is defined in the APA as the gross revenue of DDC actually received by DDC that is solely and directly attributable to the Vault Business, to the extent that such revenue is derived from the provision of vault services and/or vault appliances which use the Big Vault core technology, less the sum of (i) any discount given by DDC in compensation for early payment, (ii) returns, allowances, quantity discounts and credits, (iii) any accounting reserve amount, as determined in accordance with GAAP, and (iv) shipping and mailing costs, duties, taxes and insurance. In addition, DDC agreed to make an annual payment to us after the 2nd, 3rd, 4th, and 5th anniversaries of the closing of the transaction, in an amount equal to 5% of any increase in the annual Vault Net Revenue over the immediately prior year’s Vault Net Revenue (the “Annual Increase Payments”, and together with the Quarterly Revenue Share Payments the “Revenue Share Payments”). A schedule of the Quarterly Revenue Share Payments and Annual Increase Payments received to date is set forth below. The final Annual Increase Payment and the final Quarterly Revenue Share Payment are each due on or before May 31, 2011.

Period Covered	Amount	Date Received
March 1, 2006 - December 31, 2006 Quarterly Revenue Share Payment	$18,576.42	2/14/2007
1st Quarter 2007 Quarterly Revenue Share Payment	$20,085.64	7/18/2007
2nd Quarter 2007 Quarterly Revenue Share Payment	$54,429.29	9/18/2007
3rd Quarter 2007 Quarterly Revenue Share Payment	$81,761.49	12/17/2007
4th Quarter 2007 Quarterly Revenue Share Payment	$112,343.36	2/22/2008
1st Quarter 2008 Quarterly Revenue Share Payment	$142,403.25	5/1/2008
March 2007 — February 2008 Annual Increase Payment	$159,190.30	5/1/2008
2nd Quarter 2008 Quarterly Revenue Share Payment	$143,815.13	8/9/2008
3rd Quarter 2008 Quarterly Revenue Share Payment	$168,844.36	11/10/2008
4th Quarter 2008 Quarterly Revenue Share Payment	$246,005.85	3/10/2009
1st Quarter 2009 Quarterly Revenue Share Payment	$286,976.65	6/30/2009
March 2008 — February 2009 Annual Increase Payment	$222,322.00	6/30/2009
2nd Quarter 2009 Quarterly Revenue Share Payment	$325,514.21	9/25/2009
3rd Quarter 2009 Quarterly Revenue Share Payment	$364,196	12/24/2009
4th Quarter 2009 Quarterly Revenue Share Payment	$414,851	2/28/2010
1st Quarter 2010 Quarterly Revenue Share Payment	$472,384	5/26/2010
March 2009 — February 2010 Annual Increase Payment	$362,202	*
2nd Quarter 2010 Quarterly Revenue Share Payment	$536,349	**
3rd Quarter 2010 Quarterly Revenue Share Payment	$339,948

	$4,472,198.50,

*  $180,000 paid on 6/21/2010, and $182,202 paid on 7/26/2010.
** Partial payments received. $100,000 paid on 9/29/2010 $75,000 paid on 10/27/2010.

Since the sale to DDC, our management has worked to increase the Quarterly Revenue Share Payments and has actively sought to leverage its business experience and knowledge through other opportunities in the technology market. Management engages in monthly status updates with DDC to ensure that online business operations are running smoothly and to guarantee the continuity of the Quarterly Revenue Share Payments.  Management has leveraged its contacts at certain high profile target prospects, such as Cablevision Systems, AARP, USAA, Comcast and others, in an effort to encourage them to utilize DDC’s online business and to offer it to their customers. In large part as a result of the foregoing efforts, Cablevision is a contracted online customer of DDC and others continue their analysis of the opportunity.

Employees
     We presently have 9 total employees, all of which are full-time.
OUR CORPORATE INFORMATION
     Our principal offices are located at 1600 Calebs Path Extension, Suite 114, Hauppauge, New York, 11788. Our telephone number is (631) 780-7055 and our fax number is (631) 656-1055. We currently operate two corporate websites that can be found at www.igambit.com and www.gothamphotocompany.com (the information on the foregoing websites does not form a part of this prospectus).

ITEM 1A. RISK FACTORS
     If any of the following risks actually occur, our results of operations, cash flows and the value of our shares could be negatively impacted.
RISKS RELATED TO OUR BUSINESS AND OPERATIONS
We have a limited operating history on which you can evaluate our ability to achieve our business objective.
     Prior to our acquisition of Gotham we had limited operations since 2006.
We are dependent upon our Management for the operating of the Company.
     We are dependent upon the services of the Officers and Directors to determine and implement our overall focus and strategy. There can be no assurance that management’s experience will be sufficient to successfully achieve our business objectives. All decisions regarding the management of our affairs will be made exclusively by our Officers and Directors. In the event these persons are ineffective, our business and results of operation would likely be adversely affected.
We may not be able to compete successfully against current and future competitors.
     A large number of companies currently compete with us in the marketplace. Many competitors have far greater capital, marketing and other resources than we do. Furthermore, we cannot assure you that these or other companies will not develop new or enhanced products that are more effective than those of Gotham or partner companies that we acquire in the future.
Numerous external forces, including the recent financial crisis, could negatively affect our businesses, results of operations and financial condition.
     Numerous external forces, including the state of global financial markets and general economic conditions, lack of consumer confidence, lack of availability of credit, interest rate and currency rate fluctuations and national and international political circumstances (including wars and terrorist acts) could negatively affect our business, results of operations and financial condition. The recent global financial crisis affecting the banking system, financial markets and financial institutions has resulted in a tightening in the credit markets, a low level of liquidity in many financial markets and extreme volatility in credit and equity markets. The length of time or severity with which these conditions may persist is unknown. As a consequence, our operating results for a particular period are difficult to predict and, therefore, prior results are not necessarily indicative of expected results in future periods. In response to the financial crisis, many customers and potential customers may forgo, delay or reduce technology and other purchases. In connection with such crisis, we may experience reductions in sales of our products and services, extended sales cycles, difficulties in collecting or the inability to collect accounts receivable, slower adoption of new technologies, increased price competition and difficulties in obtaining or the inability to obtain financing.

If we are not able to deploy capital effectively and on acceptable terms, we may not be able to execute our business strategy.
     Our strategy includes effectively deploying capital by acquiring new companies. We may not be able to identify attractive acquisition candidates that fit our strategy. Even if we are able to identify such candidates, we may not be able to acquire such companies due to an inability to reach mutually acceptable financial or other terms with such companies or due to competition from other potential acquirers that may have greater resources, brand name recognition, industry contacts or flexibility of structure than us. The recent turmoil in the global economy has caused significant declines and fluctuations in the valuations of publicly-traded companies and privately-held companies. Uncertainty regarding the extent to which valuations of companies that fit our acquisition criteria will continue to fluctuate may affect our ability to accurately value potential acquisition candidates. Additionally, the recent economic crisis may make it more difficult for us to obtain capital needed to deploy to new and existing partner companies. If we are unable to effectively deploy capital to our companies on acceptable terms, we may not be able to execute on our strategy, and our business may be adversely impacted.
Our operations and growth and that of our partner companies could be impaired by limitations on our and/or their ability to raise capital or borrow money on favorable terms.
     We may need to raise additional capital or borrow money in order to sustain operations or to grow. If we are unable to raise capital or obtain credit on favorable terms, our ability to operate and grow may be impaired. This may require us to take other actions, such as borrowing money on terms that may be unfavorable, or divesting of assets prematurely to raise capital. If we need capital and are unable to raise it, then we may need to limit or cease operations.
The loss of our or our partner companies’ executive officers or other key personnel or our partner companies’ inability to attract additional key personnel could disrupt our business and operations.
     If one or more of our executive officers or key personnel, including highly trained information technology personnel, or our partner companies’ executive officers or key personnel, including highly trained information technology personnel, were unable or unwilling to continue in their present positions, or if we or our partner companies were unable to hire qualified personnel, our business and operations could be disrupted and our operating results and financial condition could be seriously harmed.
We may be subject to litigation proceedings or government regulation that could harm our business.
     We may be subject to legal claims involving stockholder, consumer, competition and other matters. Litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or, in cases for which injunctive relief is sought, an injunction prohibiting us from performing one or more critical activities. If we were to receive an unfavorable ruling in a litigation matter, our business, financial condition and results of operations could be materially harmed. Even if legal claims brought against us are without merit, defending lawsuits may take significant time, be expensive and divert the attention of our management from other business concerns.
Our officers and directors will have significant voting power and may take actions that may not be in the best interests of other shareholders.
     Our officers and directors, principal stockholders and their affiliates currently control in excess of a majority of our voting securities. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the common stock. This concentration of ownership may not be in the best interests of all of our stockholders.
We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the stock price.
     We currently intend to retain future earnings to support operations and to finance expansion and, therefore, do not anticipate paying any cash dividends on our capital stock in the foreseeable future.
We did not obtain an opinion from an unaffiliated third party as to the fair market value of Gotham or the fairness of the transaction to our stockholders and, as such, our stockholders are relying solely on the judgment of our board of directors.
     We did not obtain an opinion from an unaffiliated third party that the price we paid to acquire Gotham was fair to our stockholders. Accordingly, our stockholders relied solely on the judgment of our board of directors. None of our directors is a business valuation expert, an independent public accountant or an investment banker.
There is not now, and there may not ever be an active market for shares of our common stock.
     There is no public market for shares of our common stock. This makes it difficult for our stockholders to sell their shares as and when they choose. Should a trading market develop, it is likely to result in only small trading volumes for quite some time. Small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.
We intend to attempt to have our common stock quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on a National Exchange.
     Initially, our securities will be traded in the over-the-counter market. We intend to commence the process of obtaining a quotation of our common stock on the OTC Bulletin Board (“OTCBB”). In order for our common stock to trade on the OTCBB, a registered broker-dealer, serving as a market maker, must be willing to list bid and ask quotations for our common stock, sponsor our listing on the OTCBB, and file an application with the OTCBB on our behalf to make a market in our common stock. We have engaged the services of Merrimac Corporate Securities, Inc. to perform the foregoing services. It is not possible to predict how long it may take to obtain a listing on the OTCBB. In the event an application for quotation of our common stock is submitted to the OTCBB, there can be no guaranty that the OTCBB will approve the application. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on a national exchange.
Our common stock is subject to the “penny stock” rules of the SEC, which may make it more difficult for stockholders to sell the common stock.
     The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:
•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.
     In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:
•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

 Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

  The regulations applicable to penny stocks may severely affect the market liquidity for the common stock and could limit an investor’s ability to sell the common stock in the secondary market.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

   Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we do not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

 Dramatic fluctuations in the price of our common stock may make it difficult to sell our common stock. The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors, some of which are beyond our control. Such factors include:

•
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	variations in our quarterly operating results;

•	announcements that our revenue or income are below or that costs or losses are greater than analysts’ expectations;

•	the general economic slowdown;

•	sales of large blocks of our common stock by stockholders;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

•	fluctuations in stock market prices and volumes;

 These and other factors, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

     As a public reporting company, we are subject to Sarbanes-Oxley and, accordingly, are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with Sarbanes-Oxley, of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, furnishing audited reports to our Stockholders, and other legal, audit and internal resource costs attendant with being a public reporting company will cause our expenses to be higher than if we were privately held.

Our internal control over financial reporting may have weaknesses or inadequacies that may be material.

     Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal control over financial reporting and our auditor to attest to such evaluation on an annual basis. Ongoing compliance with these requirements is expected to be expensive and time-consuming and may negatively impact our results of operations. We cannot make any assurances that material weaknesses in our internal control over financial reporting will not be identified in the future. If any material weaknesses are identified in the future, we may be required to make material changes in our internal control over financial reporting, which could negatively impact our results of operations. In addition, upon such occurrence, our management may not be able to conclude that our internal control over financial reporting is effective or our independent registered public accounting firm may not be able to attest that our internal control over financial reporting was effective. If we cannot conclude that our internal control over financial reporting is effective or if our independent registered public accounting firm is not able to attest that our internal control over financial reporting is effective, we may be subject to regulatory scrutiny, and a loss of public confidence in our internal control over financial reporting, which may cause the value of our common stock to decrease.

Impact of corporate governance laws.

     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations, are creating uncertainty for public companies. We are required to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We are currently dependent on a few large clients

     During the first nine months of 2010 approximately 66% of our consolidated revenues were generated from the following five clients of the Company:  EGR International, Inc., Cambridge Who’s Who, Prudential Douglas Elliman Real Estate, LLC, Halstead Property Development Marketing LLC, and Christies Great Estates, Inc.  The loss of business from any one of these customers could have a material adverse affect on the Company’s financial condition.

ITEM 2. FINANCIAL INFORMATION

CRITICAL ACCOUNTING ESTIMATES

     Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements may require us to make estimates and assumptions that may affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements. We do not currently have any estimates or assumptions where the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change or the impact of the estimates and assumptions on financial condition or operating performance is material, except as described below.

Fair Value of Financial Instruments

     For certain of the our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and amounts due to related parties, the carrying amounts approximate fair value due to their short maturities.

Revenue Recognition

     Contingency payment income is recognized quarterly from a percentage of Digi-Data’s vaulting service revenue, and is included in discontinued operations. Our revenues from continuing operations consist of revenues primarily from sales of products and services rendered to real estate brokers. Revenues are recognized upon delivery of the products or services.

Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include checking and money market accounts and any highly liquid debt instruments purchased with a maturity of three months or less.

Accounts Receivable

     We analyze the collectability of accounts receivable each accounting period and adjust our allowance for doubtful accounts accordingly. A considerable amount of judgment is required in assessing the realization of accounts receivables, including the current creditworthiness of each customer, current and historical collection history and the related aging of past due balances. We evaluate specific accounts when we become aware of information indicating that a customer may not be able to meet its financial obligations due to deterioration of its financial condition, lower credit ratings, bankruptcy or other factors affecting the ability to render payment.

     As of December 31, 2010, we had charged $6,803 of bad debts to operations for uncollectible accounts.

Property and equipment and depreciation

     Property and equipment are stated at cost. Depreciation for both financial reporting and income tax purposes is computed using combinations of the straight line and accelerated methods over the estimated lives of the respective assets. During the nine months ending September 30, 2010, the Company purchased computer equipment totaling $4,158. Computer equipment is depreciated over 5 years. Maintenance and repairs are charged to expense when incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to income.

     Depreciation expense of $894 and $447 was charged to operations for the nine months ended September 30, 2010 and 2009, respectively.

Goodwill

     Goodwill represents the fair market value of the common shares issued and common stock options granted by the Company for the acquisition of Jekyll by the Company’s subsidiary, Gotham. In accordance with ASC Topic No. 350 “Intangibles — Goodwill and Other”, the goodwill is not being amortized, but instead will be subject to an annual assessment of impairment by applying a fair-value based test, and will be reviewed more frequently if current events and circumstances indicate a possible impairment. An impairment loss is charged to expense in the period identified. If indicators of impairment are present and future cash flows are not expected to be sufficient to recover the asset’s carrying amount, an impairment loss is charged to expense in the period identified. A lack of projected future operating results from Gotham’s operations may cause impairment. As Gotham’s marketing plan and expected core business is expected to commence later in 2010, it is too early for management to evaluate whether goodwill has been impaired. No impairment was recorded during the nine months ended September 30, 2010.

Stock-Based Compensation

     We account for our stock-based employee compensation plan in accordance with ASC Topic No. 718-20, Awards Classified as Equity, which requires the measurement of compensation expense for all share-based compensation granted to employees and non-employee directors at fair value on the date of grant and recognition of compensation expense over the related service period for awards expected to vest.  We use the Black-Scholes option valuation model to estimate the fair value of our stock options and warrants. The Black-Scholes option valuation model requires the input of highly subjective assumptions including the expected stock price volatility of the Company’s common stock.  Changes in these subjective input assumptions can materially affect the fair value estimate of our stock options and warrants.

Income Taxes

     We account for income taxes using the asset and liability method in accordance with ASC Topic No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

     We apply the provisions of ASC Topic No. 740 for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the Company’s financial statements. In accordance with this provision, tax positions must meet a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Introduction
iGambit is a company focused on the technology markets. Our sole operating subsidiary, Gotham Innovation Lab, Inc., is in the business of providing media technology services to the real estate industry. During the year ended December 31, 2009 and during the nine months ended September 30, 2010 Gotham produced approximately $166,661 and $646,002 of revenue, respectively. We are focused on expanding the operations of Gotham by marketing the company to existing and potential new clients. Currently Gotham has several proposals outstanding to franchisees of one of its main customers, as well as other potential new clients. In addition to Gotham’s operations, we receive Quarterly Revenue Share Payments and Annual Increase Payments from Digi-Data Corporation, which are payable pursuant to the terms of an agreement under which we sold certain assets to DDC in 2006. Contingency Payments earned from DDC under the agreement totaled $1,730,637 during the year ended December 31, 2009, of which $1,364,538 was for the four quarters of 2009 Contingency Payments and $339,099 was accrued revenue for the 5% year to year Contingency Payment for the year ended December 31, 2009.   We earned  $1,537,486 under our arrangement with DDC during the nine months ended September 30, 2010, of which $1,348,680  was for the first three quarters Contingency Payments and $188,806 was accrued revenue for the 5% year to year Contingency Payment for the months January 2010 to September 2010, which we anticipate will be paid in 2011. We expect that the payments from DDC, which we will receive through February 2011, will continue to grow based upon the expansion of DDC’s business. We are also focused on acquiring or partnering with additional technology companies.

     Assets. At September 30, 2010, we had $2,619,728 in total assets, compared to $1,920,634 at December 31, 2009.   The increase in total assets was primarily due to the increase in cash as a result of the receipt of increased contingency payments from DDC.

     Liabilities. At September 30, 2010, our total liabilities were $419,026 compared to $99,432 at December 31, 2009. Liabilities consist of accounts payable and a note payable to a related party.  We do not have any long term liabilities.  The increase in total liabilities was primarily due to the income tax provision.

     Stockholders’ Equity (Deficit). Our stockholders’ equity increased to $2,200,702 at September 30, 2010 from $1,821,202 at December 31, 2009 This increase was primarily due to increase in net income.

Three Months Ended September 30, 2010 as Compared to Three Months Ended September 30, 2009

     Revenues and Net Income. We had $232,343 of revenue during the three months ended September 30, 2010, as compared to no revenue during the three months ended September 30, 2009.  The increase in revenue was due to revenue generated by our acquired subsidiary Gotham.  In addition, we had income from discontinued operations of $330,199 for the three months ended September 30, 2010, compared to $461,882 for the three months ended September 30, 2009 and net income of 12,644 for the three months ended September 30, 2010, compared to $150,937 for the three months ended September 30, 2009.  Our increase in revenue was offset entirely by a $291,428 increase in General and administrative expenses. We continue to receive 10% of Digi-Data’s gross Vault sales and 5% of the year to year increase. This agreement ends on February 28, 2011.

     General and Administrative Expenses. General and Administrative Expenses increased to $448,881 for the three months ended September 30, 2010 from $157,453 for the three months ended September 30, 2009. For the three months ended September 30, 2010 our General and Administrative Expenses consisted of corporate administrative expenses of $149,381, legal and accounting fees of $38,208, payroll expenses of $255,460 and compensation for vested options expense of $5,832. For the three months ended September 30, 2009 our General and Administrative Expenses consisted of corporate administrative expenses of $17,628,  legal and accounting fees of $73,000, initial public offering expenses of $15,000, and payroll expenses of $51,825. The increases from the three months ended September 30, 2009 to the three months ended September 30, 2010 relate primarily to: (i) professional costs associated with the preparation and filing of a registration statement with the SEC; and (ii) costs associated with the operation of our Gotham subsidiary. Costs associated with the operation of our Gotham subsidiary should remain level going forward, subject to a material expansion in the business operations of Gotham which would likely increase our corporate administrative expenses. Further, we anticipated an increase in legal and accounting fees in 2010 as a result of having become a reporting company under the Securities Exchange Act of 1934.

Nine months ended September 30, 2010 as Compared to Nine months ended September 30, 2009

     Revenues and Net Income. We had $646,002 of revenue during the nine months ended September 30, 2010, as compared to no revenue during the nine months ended September 30, 2009.  The increase in revenue was due to revenue generated by our acquired subsidiary Gotham.  In addition, we had income from discontinued operations of $1,537,486 for the nine months ended September 30, 2010, compared to $1,231,361 for the nine months ended September 30, 2009, and net income of $373,668 for the nine months ended September 30, 2010, compared to $562,195 for the nine months ended September 30, 2009. Our increase in revenue was offset entirely by a $1,010,349 increase in General and administrative expenses. We continue to receive 10% of Digi-Data’s gross Vault sales and 5% of the year to year increase. This agreement ends on February 28, 2011.

     General and Administrative Expenses. General and Administrative Expenses increased to $1,307,621 for the nine months ended September 30, 2010 from $297,272 for the nine months ended September 30, 2009. For the nine months ended September 30, 2010 our General and Administrative Expenses consisted of corporate administrative expenses of $377,262, legal and accounting fees of $112,938, initial public offering expenses of $58,276,  payroll expenses of $753,313 and compensation for vested options expense of $5,832.     For the nine months ended September 30, 2009 our General and Administrative Expenses consisted of corporate administrative expenses of $121,852, legal and accounting fees of $123,595, initial public offering expenses of 20,000, and payroll expenses of $51,825. The increases from the nine months ended September 30, 2009 to the nine months ended September 30, 2010 relate primarily to: (i) salaries for the addition of the Gotham subsidiary officers and staff; (ii) professional costs associated with the preparation and filing of a registration statement with the SEC; and (iii) costs associated with the operation of our Gotham subsidiary. Costs associated with our officers’ salaries and the operation of our Gotham subsidiary should remain level going forward, subject to a material expansion in the business operations of Gotham which would likely increase our corporate administrative expenses. Further, whereas the additional professional fees associated with the acquisition of Jekyll Island Ventures, Inc. will not carry over into future periods  we anticipate an increase in legal and accounting as we engage in other acquisitions, and we anticipate an increase in legal and accounting fees in 2011 as a result of having become a reporting company under the Securities Exchange Act of 1934.

Year Ended December 31, 2009 as Compared to Year Ended December 31, 2008
     Assets. At December 31, 2009, we had $1,655,228 in current assets and $1,920,634 in total assets, compared to $985,927 in current assets and $1,450,176 in total assets as of December 31, 2008. The increase in total assets was primarily due to the increase in cash as a result of the receipt of increased contingency payments from DDC.

     Liabilities. At December 31, 2009, we had total liabilities of $99,432 compared to $496,292 at December 31, 2008. Our total liabilities at December 31, 2009 consisted primarily of accounts payable in the amount of $96,928, whereas our total liabilities as of December 31, 2008 consisted primarily of liabilities from discontinued operations in the amount of $491,538.

     Stockholders’ Equity (Deficit). Our Stockholders’ Equity (Deficit) increased to $1,821,202 at December 31, 2009 from $953,884 at December 31, 2008. This increase was primarily due to increase in net income.
     Revenue and Net Income. We had revenue of $173,011 for the year ended December 31, 2009, versus no revenue for the year ended December 31, 2008. The increase in revenue was due to revenue generated by our acquired subsidiary Gotham. In addition, we had income from discontinued operations (net of taxes) of $1,047,035 for the year ended December 31, 2009, compared to $553,363 for the year ended December 31, 2008. Our net income was $605,288 for the year ended December 31, 2009, compared to $403,393 for the year ended December 31, 2008. These increases were due primarily to the success of the agreement with Digi-Data Corporation. We continue to receive 10% of Digi-Data’s gross Vault sales and 5% of the year to year increase. This agreement ends on February 28, 2011.

     General and Administrative Expenses. General and Administrative Expenses increased to $809,542 for the year ended December 31, 2009 from $196,589 for the year ended December 31, 2008. For the year ended December 31, 2009 our General and Administrative Expenses consisted of corporate administrative expenses of $235,382, legal and accounting fees of $119,015, consulting fees of $114,000, payroll expenses of $276,145, and bad debt expenses of $65,000 related to doubtful accounts receivable of our Gotham subsidiary. For the year ended December 31, 2008 our General and Administrative Expenses consisted of corporate administrative expenses of $26,808, legal and accounting fees of $23,500, and consulting fees of $146,281. The increases from the year ended December 31, 2008 to the year ended December 31, 2009 relate primarily to: (i) salaries for officers hired by the Company in 2009; (ii) professional costs associated with the acquisition of certain assets of Jekyll Island Ventures, Inc., and the preparation and filing of a registration statement with the SEC; and (iii) costs associated with the operation of our Gotham subsidiary. Costs associated with our officers’ salaries and the operation of our Gotham subsidiary should remain level going forward, subject to a material expansion in the business operations of Gotham which would likely increase our corporate administrative expenses. Further, whereas the additional professional fees associated with the acquisition of Jekyll Island Ventures, Inc. will not carry over into future periods unless we engage in other acquisitions, we do anticipate an increase in legal and accounting fees in 2010 once we become a reporting company under the Securities Exchange Act of 1934.
LIQUIDITY AND CAPITAL RESOURCES
General

As reflected in the accompanying consolidated financial statements, at September 30, 2010, we had $926,951 cash and stockholders’ equity of $2,200,702.  At September 30, 2010 we had $2,619,728 in total assets, compared to $1,920,634 at December 31, 2009.

Our primary capital requirements in 2010 are likely to arise from the expansion of our Gotham operations, and, in the event we effectuate an acquisition, from: (i) the amount of the purchase price payable in cash at closing, if any; (ii) professional fees associated with the negotiation, structuring, and closing of the transaction; and (iii) post closing costs. It is not possible to quantify those costs at this point in time, in that they depend on Gotham’s business opportunities, the state of the overall economy, the relative size of any target company we identify and the complexity of the related acquisition transaction(s). We anticipate raising capital in the private markets to cover any such costs, though there can be no guaranty we will be able to do so on terms we deem to be acceptable. We do not have any plans at this point in time to obtain a line of credit or other loan facility from a commercial bank.

While we believe in the viability of our strategy to improve Gotham’s sales volume and to acquire companies, and in our ability to raise additional funds, there can be no assurances that we will be able to fully effectuate our business plan.

We believe we will continue to increase our cash position and liquidity for the foreseeable future. We believe we have enough capital to fund our present operations.

Cash Flow Activity

Net cash used in operating activities was $981,869 for the year ended December 31, 2009, compared to net cash used in operating activities of $385,310 for the year ended December 31, 2008. Our primary source of operating cash flow for the year ended December 31, 2009 was from net income of $605,288, compared to net income of $403,393 for the year ended December 31, 2008.  The primary source of net income is  income from discontinued operations totaling $1,047,035 for the year ended December 31, 2009 (net of taxes of $683,602) compared to income from discontinued operations of $553,363 for the year ended December 31, 2008 (net of taxes of $361,286).  Income from discontinued operations is comprised solely of income from DDC contingency payments, which is classified as cash provided by discontinued investing activities. We receive Quarterly Revenue Share Payments and Annual Increase Payments from Digi-Data Corporation, which are payable pursuant to the terms of an agreement under which we sold certain assets to DDC in 2006.  Revenue earned from DDC under the agreement totaled $1,730,637 in the year ended December 31, 2009, and $914,650 in the year ended December 31, 2008.   Of the $1,730,637 revenue earned from DDC in the year ended December 31, 2009  we received $1,445,015 in cash payments from DDC   of which $246,006 was for the fourth quarter 2008 Contingency Payment (paid in March 2009),  $286,977 was for the first quarter 2009 Contingency Payment (paid in June 2009), $222,322 was for the March 2008- February 2009 Annual Increase Contingency Payment (paid in June 2009), $325,514 was for the second quarter 2009 Contingency Payment (paid in September 2009), $364,196 was for the third quarter Contingency Payment (paid in December 2009), Additionally $285,622 was offset  by an increase in the accounts receivable included in Assets from Discontinued Operations.      Of the $914,650 revenue earned from DDC in the year ended December 31, 2008  we received $726,595 in cash payments from DDC of which $ 112,343 was for the fourth quarter 2007 Contingency Payment (paid in February 2008),  $142,403 was for the first quarter 2008 Contingency Payment (paid in May 2008), $159,190 was for the March 2007- February 2008 Annual Increase Contingency Payment (paid in May 2008), $143,815 was for the second quarter Contingency Payment (paid in August 2008), $168,844 was for the third quarter Contingency Payment (paid in November 2008),  Additionally $188,044 was offset by an increase in the accounts receivable included in Assets from Discontinued Operations. We expect that the payments from DDC, which we will receive through February 2011, will continue to grow based upon the expansion of DDC’s business.  Also included in discontinued investing activities is cash provided by DDC contingency payment escrow of $14,742 for the year ended December 31, 2009 and cash used by DDC contingency payment escrow of $118,552 for the year ended December 31, 2008, resulting in net cash provided by discontinued investing activities of $1,459,757 and $608,043 for the years ended December 31, 2009 and 2008, respectively.

In addition to the DDC Contingency Payments, we receive revenue from the operation of our Gotham subsidiary, which operates the business we acquired from Jekyll Island Ventures, Inc. in 2009. We anticipate that Gotham’s business and revenues will continue to grow throughout 2010. Gotham is not currently cash flow positive. Gotham generated revenues of $166,661 and a net loss of $(124,954) in 2009.

Cash provided by investing activities was $1,655,538 for the year ended December 31, 2009 and $598,742 for the year ended December 31, 2008.   The primary source of cash provided by investing activities is the DDC Contingency Payments classified as cash flows from discontinued investing activities.

Cash used by financing activities was $139,034 for the year ended December 31, 2009 compared to cash provided by financing activities of $68,100 for the year ended December 31, 2008.  The cash flow from financing activities for the year ended December 31, 2008 was cash received from the exercise of warrants.  The cash used by financing activities in the year ended December 31, 2009 was from repayment of the prepaid contingency balance to DDC.

Cash used in operating activities was $838,422 for the first nine months ended September 30, 2010, compared to cash used in operating activities of $841,549 for the first nine months ended September 30, 2009. Our primary source of operating cash flow for the nine months ended September 30, 2010 is from net income of $373,668 compared to net income of $562,195 for the nine months ended September 30, 2009. The primary source of net income is income from discontinued operations totaling $1,537,486 for the nine months ended September 30, 2010 (net of taxes of $607,307) compared to income from discontinued operations totaling $1,231,361 for the nine months ended September 30, 2009 (net of taxes of  $486,388).  Income from discontinued operations is comprised solely of income from DDC Contingency Payments, which is classified as cash provided by discontinued investing activities. We receive Quarterly Revenue Share Payments and Annual Increase Payments from Digi-Data Corporation, which are payable pursuant to the terms of an agreement under which we sold certain assets to DDC in 2006.    Of the $1,537,486 revenue earned from DDC in the nine months ended September 30, 2010  we received $1,349,437 in cash payments from DDC of which $414,851 was for the fourth quarter 2009 Contingency Payment (paid in February 2010), $472,384 was for the first quarter 2010 Contingency Payment (paid in May 2010),  $362,202 was for March 2009- February 2010 Annual Increase Contingency Payment (paid in two payments in June and July 2010) (, $100,000 was for the second quarter 2010 Contingency Payment (paid in  September 2010).  Additionally $602,900 was offset by an increase in the accounts receivable included in Assets from Discontinued Operations. The 5% year to year Contingency Payment will continue to accrue monthly and be paid in 2011 as per the agreement. We earned  $1,231,361 under our arrangement with DDC during the nine months ended September 30, 2009, of which  we received $1,080,818 in cash payments from DDC  of which $246,006 was for the fourth quarter 2008 Contingency Payment (paid in March 2009),  $286,977 was for the first quarter 2009 Contingency Payment (paid in June 2009), $222,322 was for the March 2008- February 2009 Annual Increase Contingency Payment (paid in June 2009) and $325,514 was for the second quarter 2009 Contingency Payment (paid in September 2009). Additionally $150,543 was offset by an increase in the accounts receivable included in Assets from Discontinued Operations During the third quarter 2010 DDC disclosed to Management that their largest customer Verizon Online re-negotiated their contract with DDC and the pricing model has changed. As a result of the new pricing model the DDC Vault Revenue will decrease from the levels that have occurred in recent months and return closer to revenue levels seen in 2009.  Subsequently the DDC Contingency Payments will also return to revenue levels closer to 2009.  We expect that the payments from DDC, which we will receive through February 2011, will continue to grow, but at a lesser pace, based upon the past three month’s revenue reporting from DDC and the expansion of DDC’s business.  Also included in discontinued investing activities is cash provided by DDC contingency payment escrow of $150,985 for the nine months ended September 30, 2010 and cash provided by DDC contingency payment escrow of $15,118 for the nine months ended September 30, 2009, resulting in net cash provided by discontinued investing activities of $1,500,422 and $1,095,936 for the nine months ended September 30, 2010 and 2009, respectively.
In addition to the DDC Contingency Payments, we receive revenue from the operation of our Gotham subsidiary, which operates the business we acquired from Jekyll Island Ventures, Inc. in fourth quarter 2009. We anticipate that Gotham’s business and revenues will continue to grow throughout 2010. Gotham is not currently cash flow positive. Gotham generated revenues of $646,002 and a net loss of $(250,503) in 2010.

Cash provided by investing activities was $1,296,264 for the first nine months ended September 30, 2010 and $1,291,617 for the nine months ended September 30, 2009.   The Company provided various loans to Allied Airbus Inc. totaling $200,000 at September 30, 2010, for which promissory notes were issued.  The notes are personally guaranteed by the officers of Allied, bear interest at a rate of 6% and are due in one year. Accrued interest on the notes was $1,450 for the nine months ended September 30, 2010. The primary source of cash provided by investing activities is the DDC Contingency Payments classified as cash flows from discontinued investing activities.

Cash provided by financing activities was $26,886 for the nine months ended September 30, 2010 compared to no cash flows from financing activities for the nine months ended September 30, 2009.   The cash flow from financing activities in the first nine months of fiscal 2010 was an increase in a loan payable to a related party from our subsidiary Gotham.

Supplemental Cash Flow Activity

In the year ended December 31, 2009 the company paid income taxes of $4,698 compared to $67 for the year ended December 31, 2008.  The increase in taxes was due to the increase in the minimum state franchise taxes.  The company also paid interest of $1,189 during the twelve months ended December 31, 2009.

In the nine months ended September 30, 2010 the company paid income taxes of $390,634 compared to $4,698 for the nine months ended September 30, 2009. The increase in taxes was due to the company having used up its Net Operating Loss carry over in fiscal year 2009. The company also paid interest of $851 during the first nine months of fiscal year 2010.

OFF BALANCE SHEET ARRANGEMENTS
     We have no off balance-sheet arrangements.
ITEM 3. PROPERTIES
     Our principal executive office is located in Hauppauge, New York, in an executive center, where we lease approximately 300 square feet of office space. Monthly lease payments are approximately $2,600 and the lease term is month to month.
     Our Gotham operations are located in New York, New York, where we lease approximately 3,000 square feet of office space. Monthly lease payments are approximately $5,000 and the lease term expires October 31, 2010.
     Our leased properties are suitable for their respective uses and are, in general, adequate for our present needs. Our properties are subject to various federal, state, and local statutes and ordinances regulating their operations. Management does not believe that compliance with such statutes and ordinances will materially affect our business, financial condition, or results of operations.
ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information known to us, as of December 31, 2010, relating to the beneficial ownership of shares of common stock by: (i) each person who is known by us to be the beneficial owner of more than 5% of the Company’s outstanding common stock; (ii) each director; (iii) each executive officer; and (iv) all executive officers and directors as a group. Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) or securities that can be acquired by him within 60 days, including upon the exercise of options, warrants or convertible securities. The Company determines a beneficial owner’s percentage ownership by assuming that options, warrants and convertible securities that are held by the beneficial owner and which are exercisable within 60 days, have been exercised or converted. The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of iGambit, Inc., 1600 Calebs Path Extension, Suite 114, Hauppauge, New York, 11788. The percentages in the following table are based upon 23,954,056 shares outstanding as of December 31, 2010.
Executive Officers and Directors as a Group:
	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership		Percent of Class
J John Salerno, C.E.O., President, Chairman of the Board, and Director	5,616,900	(1)	23.3%
E Elisa Luqman, C.F.O., Executive Vice President, General Counsel and D Director	5,715,000	(2)	23.9%
J James J. Charles, Director	500,000	(3)	2.1%
George G. Dempster, Director	505,000	(4)	2.1%
John Waters, Director	500,000	(5)	2.1%
M Mehul Mehta	2,450,000		10.2%
Ex	12,836,900	(6)	51.7%

1.
Includes: options to purchase 46,900 shares of common stock at $0.01 per share held by John L. Salerno, Mr. Salerno’s son; and options to purchase 100,000 shares of common stock at $0.01 per share held by Dean T. Salerno, Mr. Salerno’s son.

2.	Includes 245,000 shares of common stock held by Muhammad Luqman, Ms. Luqman’s husband.
3.	Includes options to purchase 59,000 shares of the common stock at $0.10 per share.
4.	Includes options to purchase 113,000 shares of the common stock at $0.10 per share.
5.	Includes options to purchase 500,000 shares of the common stock at $0.10 per share.
6.	Includes the disclosures in footnotes 1 through 5 above.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.
DIRECTORS AND EXECUTIVE OFFICERS
     Our board of directors manages our business and affairs. Under our Articles of Incorporation and Bylaws, the Board will consist of not less than one nor more than seven directors. Currently, our Board consists of five directors.
     The names, ages, positions and dates appointed of our current directors and executive officers are set forth below.

Name	Age	Position	Appointed
John Salerno	71	Chief Executive Officer, President, Chairman of the Board, and Director	March 2009 (appointed Chairman and Director in April 2000)
Elisa Luqman	45	Chief Financial Officer, Executive Vice President, General Counsel, and Director	March 2009 (appointed Director in August 2009)
James J. Charles	67	Director	March 2006
George G. Dempster	70	Director	January 2001
John Waters	64	Director	August 2009

   John Salerno, Chief Executive Officer, President, Chairman of the Board, and Director. Mr. Salerno is a seasoned hands-on executive with over 40 years of experience with public and private computer software and service companies. Mr. Salerno built a multi-million dollar business from a start up, servicing the real estate industry. The business was sold in 1984 and Mr. Salerno provided consulting services to a wide range of clients through 1995. In 1996, along with his daughter and a small group of private accredited investors, he co-founded the Company. Mr. Salerno was President and CEO of the Company from April 1, 2000 until February 28, 2006. After signing contracts with Verizon and Cablevision, the Company sold its assets in 2006 to Digi-Data Corporation. From March 1, 2006 thru February 2009 Mr. Salerno served as President of the Vault Services Division of Digi-Data Corporation. Upon the expiration of his 3 year contract the Vault Services Division was at a revenue run rate of $12 million annually. As of March 1, 2009, Mr. Salerno returned to his full time management roll at the Company. Mr. Salerno is an ex — US Marine Corps, Crypto/ Communications Officer and has a BS in Mathematics from Fordham University. Mr. Salerno is Elisa Luqman’s father.
Mr. Salerno was nominated as a Director because if his intimate knowledge of the Company and its history as a founder.  Additionally, Mr. Salerno’s mathematical and technical background as a data center manager early in his professional career and later as a software developer offers the board hand’s on technical experience in both operations and software analysis.   Mr. Salerno utilized his experience and contacts to secure the major customers driving the sales that generate the Company’s payment stream from DDC.  Moreover, Mr. Salerno adds value to Gotham through his 40 plus years serving the New York Real Estate industry.  He is thoroughly familiar with the unique workings of the New York real estate industry and has many contacts within that community that are a benefit to Gotham.

     Elisa Luqman, Chief Financial Officer, Executive Vice President, General Counsel, and Director. Ms. Luqman is a computer literate attorney with over 18 years experience with intellectual property and computer software. Prior to co-founding the Company, Ms. Luqman was president of University Software Corp., a software development company focused on a wide range of student educational and intellectual applications. Ms. Luqman was Chief Operating Officer of the Company, from April 1, 2000 until February 28, 2006. From March 1, 2006 through February 28, 2009 Ms. Luqman was employed as Chief Operating Officer of the Vault Services Division of Digi-Data Corporation, the company that acquired the Company’s assets in 2006, and subsequently during her tenure with Digi-Data Corporation she became the in-house general counsel for the entire corporation. In that capacity she was responsible for acquisitions, mergers, patents, and employee contracts, and worked very closely with Digi-Data’s outside counsel firms, DLA-Piper, the Law Offices of Sandra T. Carr and the patent firm of Jordan and Hamburg. As of March 1, 2009, Ms. Luqman rejoined the Company in her current capacities. Ms Luqman received a BA degree in Marketing, a JD in Law, and a MBA Degree in Finance from Hofstra University. Ms. Luqman is a member of the bar in New York and New Jersey. Ms. Luqman is John Salerno’s daughter.
Ms. Luqman was nominated as a Director because of her intimate knowledge of the Company and its history as a founder.  Additionally, as an attorney, Ms. Luqman’s legal background enables her to provide counsel to the Company. Her experience as general counsel to the Company provides her with a unique insight into the Company’s contracts with customers and vendors, intellectual property assets and issues, financing transactions and shareholder transactions.  Moreover, having been through the merger and acquisition process on both sides of the table, Ms. Luqman offers the Company in-house guidance throughout the acquisition process. That combined with Ms. Luqman’s  MBA in Finance aids in providing the Board with more efficient analysis of input from outside auditors and  legal advisors.

     James J. Charles, Director. Mr. Charles is a high profile financial executive with a broad base of experience with firms ranging in size from $24MM to $180MM in annual revenue. He worked closely with management and Boards of Directors on matters ranging from mergers and acquisitions to stock restructurings and spin-offs. Mr. Charles has been a self employed Certified Public Accountant from 1999 to present. From 1994 to 1999 Mr. Charles was the chief financial officer of Interpharm Holdings, Inc.  Interpharm Holdings, Inc., through its subsidiary, Interpharm, Inc., engages in the development, manufacture, and marketing of generic prescription strength and over-the-counter pharmaceuticals in the United States. It also focuses on the development of products in the areas of female hormone, scheduled narcotic, soft gelatin capsule, oral liquid, products coming off patent, and other products. From 1966 to 1994 Mr. Charles was a Senior Managing Partner with Ernst & Young. Mr. Charles’ education includes studies and management programs at Harvard University and Williams College. Mr. Charles received his BBA in Accounting at Manhattan College.
Mr. Charles was nominated as a Director because of his financial expertise. He has been involved in the practice of public accounting for over forty years.  During his tenure as a Senior Managing Partner at Ernst & Young he spent considerable years analyzing potential acquisition targets for corporate clients and has particular experience and skills on matter such as mergers and acquisitions, stock restructuring and spin-offs.  He has also been a Chief Financial Officer of a public company.

     George G. Dempster, Director. Mr. Dempster was Commissioner of Commerce for the State of New York from 1979 to 1983. He served as the Chairman of the Finance Committee for Hofstra University for 25 years from 1976 through 2001, and is currently Chairman Emeritus of the Board of Trustees. Mr. Dempster has been the Chairman of Tran-Leisure Corp. since 1983, and was its CEO from 1983-2002.  Tran -Leisure Corp is a diversified holding company with interests ranging from helicopter services to manufacturing. From 1969 to 1973 Mr. Dempster served as the CEO of Cybernetics, a major computer software developer. Mr. Dempster served as a marketing manager for IBM from 1961 to 1968. Mr. Dempster has a BA in business administration from Hofstra University.

Mr. Dempster was nominated as a Director because of his strong administrative, financial and economic background.  Having served as Commissioner of Commerce for the State of New York for 4 years and on the Board of Hofstra University for over 25 years, Mr. Dempster provides the Company with extensive experience in commerce and administration in both the private and public sectors.   Moreover, during his tenure at Hofstra University Mr. Dempster was intimately involved in several financing transactions to maintain the University in a solvent and profitable manner.  Additionally, having been CEO of a diversified holding company, Mr. Dempster is thoroughly familiar with the merger and acquisition process. He offers years of experience analyzing business, their models and economics, and identifying the appropriate financing vehicles.

     John Waters, Director. Mr. Waters was a Senior Partner at Arthur Andersen from 1967 to 2001, with exceptional leadership skills in mergers and acquisitions (particularly reverse mergers) and 1933 Act fillings with the Securities and Exchange Commission. Mr. Waters was involved in raising over $60 million for a special purpose acquisition company (SPAC) Avantair Inc., and was that company’s Chief Financial Officer from February 2006 to April 2008. Mr. Waters serves on the audit committee and on the board of Authentidate Holding Corp. (ADAT) since July 2004.  ADAT is a worldwide provider of solutions that enhance the secure exchange of health information and related administrative and clinical workflows.  In the United States ADAT offers its patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (EPM).He was previously the Chief Administrative Officer of that company from July 2004 to December 31, 2005. Mr. Waters has been a self employed Consultant from December 31, 2005 to present. He also serves on the board of two privately held companies. My Waters is a Certified Public Accountant and has a BBA degree from Iona College.

Mr. Waters was nominated as a Director because of his financial expertise. He was involved in the practice of public accounting for thirty-four years.  During his tenure as a Senior Partner at Arthur Andersen he spent considerable years analyzing potential acquisition targets for corporate clients. He has also been a Chief Financial Officer of a public company, and has served as a Director of another public company for over six years and presently serves on the audit committee of that company.
ITEM 6. COMPENSATION
Summary Compensation Table
     Effective September 1, 2009 Mr. Salerno and Ms. Luqman became full time employees of the Company. Prior to September 1, 2009 Mr. Salerno and Ms. Luqman were employees of Digi-Data Corp.
     During 2006 and 2007, Mr. Salerno exercised options to acquire 1,800,000 common shares of the Company and during 2007 Ms. Luqman exercised options to acquire 1,500,000 common shares of the Company.
     Prior to December 31, 2006, the Company was indebted to officers, John Salerno and Elisa Luqman for unpaid compensation accrued totaling $350,000. John Salerno received advances against the deferred compensation in the amounts of $74,281.25 and $44,000 as of December 31, 2007, and December 31, 2008, respectively. Elisa Luqman received advances against the deferred compensation in the amounts of $5,000 and $75,000 as of December 31, 2007, and December 31, 2008, respectively. The advances against deferred compensation totaling $79,281 and $198,281 as of December 31, 2007, and December 31, 2008, respectively were in the form of a note payable to the Company and were collateralized with the officers common shares issued and outstanding of 5,470,000 shares each. During the nine months ended September 30, 2009, the Company paid the total amount of unpaid compensation accrued to the officers, who subsequently repaid the advances received.

Current							Non-Equity
Officers							Incentive	Nonqualified
Name &						Option	Plan	Deferred	All Other
Principal		Salary		Bonus	Stock	Awards	Compensation	Compensation	Compensation		Total
Position	Year	($)		($)	($)	($)	($)	Earnings ($)	($)		($)
J John Salerno	2010	250,000		0	0	0	0	0	9,835	(1)	259,835
CEOCEO, President,	2009	77,885	(2)	0	0	0	0	0	8,739	(3)	86,624
C Chairman & Director
ElisaElisa Luqman	2010	200,000		0	0	0	0	0	11,068	(4)	211,068
CFOEVP, General	2009	69,231	(5)	0	0	0	0	0	0		69,231
CouCounsel, & Director

(1)	Includes $5,766 in health insurance premiums and $4,069 in life insurance premiums.
(2)	Does not include $200,000 in deferred compensation that was earned prior to December 31, 2006, and paid during 2009.

(3)	Includes $5,766 in health insurance premiums and $4,069 in life insurance premiums.
(4)	Includes $11,068 in health and dental insurance premiums.
(5)	Does not include $150,000 in deferred compensation that was earned prior to December 31, 2006, and paid during 2009.
Employment Arrangements with Named Executive Officers
     The Company does not currently have any employment agreements with it executive officers.
Compensation of the Board of Directors

    The following table sets forth the compensation received by our directors, for their service as directors, during the year ended December 31, 2010.
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
John Salerno (1)	-	-	-	-	-	-	0
Elisa Luqman (1)	-	-	-	-	-	-	0
James J. Charles	$4,000	-	-	-	-	-	$4,000
George G. Dempster	$4,000	-	-	-	-	-	$4,000
John Waters	$4,000	-	-	-	-	-	$4,000

(1) These individuals serve as executive officers of the Company, and do not receive any   compensation for the services they provide as directors of the Company.

    Members of our Board receive $1,000 per quarter for their service to the Company.

    Director George Dempster was engaged as an Independent Consultant to Digi-Data Corporation from the period June 1, 2006 through April 30, 2009. The Company agreed to share equally in the fees paid to Mr. George Dempster. From the period of February 2006 through February 2009 George Dempster was paid $179,448 directly from Digi-Data. The $89,724 representing the Company’s 50% share of that expense was deducted by Digi-Data from amounts Digi-Data owed to the Company.   The foregoing is not included in the Director Compensation Table set forth above.
ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
RELATED PARTY TRANSACTIONS
     Pursuant to the terms of the agreements governing the sale of our assets to DDC in 2006, we will continue to receive Revenue Share Payments from DDC until 2011. In connection with said asset sale, Mr. Salerno and Ms. Luqman entered into employment agreements with DDC and worked for DDC until those agreements terminated in February 2009. Notwithstanding the termination of said employment agreements, Mr. Salerno is entitled, pursuant to the terms thereof, to receive a share of the net proceeds of any sale or other disposition of all or substantially all of the stock or assets of DDC that occurs on or before February 2011.
     Director George Dempster was engaged as an Independent Consultant to Digi-Data Corporation from the period June 1, 2006 through April 30, 2009. The Company agreed to share equally in the fees paid to Mr. George Dempster. From the period of February 2006 through February 2009 George Dempster was paid $179,448 directly from Digi-Data. The $89,724 representing the Company’s 50% share of that expense was deducted by Digi-Data from amounts Digi-Data owed to the Company.
     Prior to December 31, 2006, the Company was indebted to officers, John Salerno and Elisa Luqman for unpaid compensation accrued totaling $350,000. John Salerno received advances against the deferred compensation in the amounts of $74,281.25 and $44,000 as of December 31, 2007, and December 31, 2008, respectively. Elisa Luqman received advances against the deferred compensation in the amounts of $5,000 and $75,000 as of December 31, 2007, and December 31, 2008, respectively. The advances against deferred compensation totaling $79,281 and $198,281 as of December 31, 2007, and December 31, 2008, respectively, were in the form of a note payable to the Company and were collateralized with the officers’ common shares issued and outstanding of 5,470,000 shares each. During the nine months ended September 30, 2009, the Company paid the total amount of unpaid compensation to the officers, who subsequently repaid the advances received.
BOARD INDEPENDENCE AND COMMITTEES
Independence Standard
     The Company has elected to use the independence standards of the NYSE AMEX Equities Exchange in its determination of whether the members of its Board are independent. Based on the foregoing, the Company has concluded that Mr. Charles, Mr. Waters, and Mr. Dempster are independent. The Board has established an Audit Committee and a Compensation Committee. The Board does not currently have a Nominating Committee. The work typically conducted by a Nominating Committee is conducted by the full Board.
Audit Committee
     The Audit Committee presently consists of Messrs. Charles, Waters, and Dempster, with Mr. Charles serving as chairman. Our Board has determined that Mr. Charles qualifies as an “audit committee financial expert” as defined under the federal securities laws. The Audit Committee is responsible for monitoring and reviewing our financial statements and internal controls over financial reporting. In addition, they recommend the selection of the independent auditors and consult with management and our independent auditors prior to the presentation of financial statements to stockholders and the filing of our forms 10-Q and 10-K. The Company has not adopted a charter. When a charter is adopted, it will be posted on our web site. The Audit Committee was established in August 2009.
Compensation Committee
     The Compensation Committee presently consists of Messrs. Charles, Waters, and Dempster, with Mr. Waters serving as chairman. The Compensation Committee is responsible for reviewing and recommending to the Board the compensation and over-all benefits of our executive officers, including administering the Company’s 2006 Long Term Incentive Plan. The Compensation Committee may, but is not required to, consult with outside compensation consultants. The Compensation Committee has not adopted a charter. When a charter is adopted, it will be posted on our web site. The Compensation Committee was established in August 2009.
Board Attendance at Annual Meetings
     The Company encourages all members of the board to attend the annual meeting of shareholders in person or by telephone. All of the directors attended the last annual meeting of shareholders.
Selection of Board Nominees
•	if not a Company employee, the ability to be an independent director;

•	educational background, work experience and business knowledge generally;

•	willingness and ability to dedicate the time and resources necessary for the diligent performance of the duties of a director of the Company;

•	professional experience that is relevant to the Company’s business;

•	character and ethics;

•	reputation in the business community;

•	previous service on boards, including public companies;

•	actual or potential conflicts of interest;

•	whether the person has any history of criminal convictions or violations of governmental rules and regulations; and

•	other criteria that are relevant to determining whether the person will function effectively as a director.
     The Company’s full Board determines the individuals that will be nominated for election as directors. While no single factor is determinative, in order to have a Board with skills and attributes needed to function effectively, the following factors are considered:
     In determining whether to elect a director or to nominate any person for election by the stockholders, the Board assesses the appropriate size of the Board, consistent with its Bylaws, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates to fill each vacancy. Candidates may come to the attention of the Board through a variety of sources, including from current members of the Board, stockholders, or other persons.
     The Board has not yet had the occasion to, but will, consider properly submitted proposed nominations by stockholders who are not directors, officers, or employees of the Company on the same basis as candidates proposed by any other person. A stockholder may nominate a person for election as a director at an annual meeting of the stockholders only if written notice of such stockholder’s intent to make such nomination has been given the Company’s General Counsel as described in the applicable proxy statement for the previous year’s annual meeting of stockholders. Each written notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected; and (b) as to the stockholder making such nomination, (i) the name and address of such stockholder, as they appear on the Company’s books, (ii) the class and number of shares of stock of the Company which are owned by such stockholder, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (iv) a representation whether the stockholder intends or is a part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (z) otherwise to solicit proxies from stockholders in support of such nomination. The Board will evaluate the suitability of potential candidates nominated by stockholders in the same manner as other candidates identified to the Board.
Stockholder Communications with the Board
     Stockholders wishing to communicate with the Company’s Board as a whole or with certain directors, including committee chairpersons or the Chairman of the Board, individually, may do so by writing the General Counsel at the Company’s headquarters at 1600 Calebs Path Extension, Suite 114, Hauppauge, New York, 11788. Each stockholder communication should include an indication of the submitting stockholder’s status as a stockholder of the Company and eligibility to submit such communication. Each such communication will be received for handling by the General Counsel, who will maintain originals of each communication received and provide copies to (i) the Chairman and (ii) any other appropriate committee(s) or director(s) based on the expressed desire of the communicating stockholder and content of the subject communication. The General Counsel will also coordinate with the Chairman to facilitate a response, if it is believed that a response is appropriate or necessary, to each communication received. The Board, or a designated committee of the Board, will review all stockholder communications received on a periodic basis. The Board reserves the right to revise this policy in the event that this process is abused, becomes unworkable or otherwise does not efficiently serve the purpose of the policy.

Board Structure; Board’s Role in Risk Management
The Company has elected to have the same individual, John Salerno, serve as its Chairman of the Board and as its Chief Executive Officer.  We believe that this structure is appropriate for the Company because it allows one person to speak for and lead the Company and the Board. Further, we believe the CEO is in the best position to focus the independent directors’ attention on the issues of greatest importance to the Company and its shareowners. Our overall corporate governance policies and practices combined with the strength of our independent directors minimizes any potential conflicts that may result from combining the roles of CEO and Chairman.

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing the management of Company’s risks. The Board regularly reviews information regarding the Company’s financial position, profitability, capital, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees the management of financial risks. The full Board manages risks associated with management including the independence of the Board. The Company’s Compensation Committee is responsible for the oversight of risks related to the Company’s executive and director compensation plans. While each committee is responsible for the evaluation of certain risks and the oversight of the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

ITEM 8. LEGAL PROCEEDINGS.
     None.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.
MARKET INFORMATION
     To date there has not been an established public trading market in the Company’s common stock. The Company’s securities are not listed on any exchange or over the counter market. The Company does not have a ticker symbol.
HOLDERS
     As of December 31, 2010, there are 23,954,056 shares of our common stock outstanding, held of record by 149 persons. We have 2,335,000 common stock warrants outstanding, and 2,468,900 common stock options outstanding. No shares are being publicly offered by us pursuant to this Registration Statement on Form 10.
     As of December 31, 2010, approximately 21,737,018 shares of our common stock are eligible to be sold under Rule 144.
DIVIDENDS
     We have never declared or paid any dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. The Board of Directors is not expected to declare dividends or make any other distributions in the foreseeable future, but instead intends to retain earnings, if any, for use in business operations.
EQUITY COMPENSATION PLAN INFORMATION
     We currently have one equity compensation plan outstanding which is our 2006 Long Term Incentive Plan. The Plan was adopted by our directors and approved by our stockholders on March 26, 2006. The Plan permits the award of incentive stock options, non-qualified stock options, stock appreciation rights, and stock grants. We have reserved 10 million shares for issuance under the Plan, plus an annual increase equal to 10% of the number of outstanding shares of our common stock on the first day of each year, but in no event more than 15 million shares of common stock in the aggregate. As of December 31, 2010, there were 4,798,708 shares available for issuance under the Plan.
     In addition to our 2006 Long Term Incentive Plan, we have issued and outstanding compensatory warrants to three consultants entitling the holders to purchase a total of 2,310,000 shares of our common stock at an average exercise price of $0.75 per share. Warrants to purchase 60,000 shares of common stock vested upon issuance, have an exercise price of $0.01 per share, and expire December 31, 2010. Warrants to purchase 2,000,000 shares of common stock vest in four equal installments on the date of issuance (May 26, 2009) and on each of the following three anniversaries of the date of issuance, have exercise prices ranging from $0.50 per share to $1.15 per share, and expire on May 26, 2019. Warrants to purchase 250,000 shares of common stock vest 100,000 shares on issuance (June 1, 2009), and 50,000 shares on each of the following three anniversaries of the date of issuance, have exercise prices ranging from $0.50 per share to $1.15 per share, and expire on June 1, 2019. The issuance of the compensatory warrants was not submitted to our shareholders for their approval.

     The following table describes our equity compensation plans as of December 31, 2010:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		under Equity
	to be Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(excluding securities
	Outstanding Options,	Outstanding Options,	referenced in
	Warrants and Rights	Warrants and Rights	column (a))
Plan Category	(a)	(b)	(c)
Equ Equity compensation plans approved by our stockholders (1)	1,796,900	$0.01	4,798,708

Equi Equity compensation plans not approved by our stockholders	2,310,000	$0.75	0

(1)	Equity compensation plans approved by our stockholders consist of our 2006 Long Term Incentive Plan.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.
In the past three years, we have sold the following securities in transactions not registered under the Securities Act of 1933, as amended (the “Securities Act”):

In February 2008, we issued a total of 135,000 shares of our common stock to Charles Antonucci, Pamela LaPerch, Alyson LaPerch, and Kelli LaPerch upon their exercise of outstanding common stock purchase warrants, with an exercise price of $0.50 per share.  The Company received $67,500 as a result of the exercises.  At the time of the exercise the foregoing individuals were able to evaluate the risks and merits of the investment, had access to information regarding the Company, were given the opportunity to ask the Company’s management questions about the Company, and were able to bear the economic risk of the investment.  The securities were issued in reliance on Section 4(2) of the Securities Act, and contained a standard restrictive legend.

In February 2008, we issued a warrant to purchase 60,000 shares of our common stock to Barry Sharf, at an exercise price of $0.01 per share. The warrants were issued in consideration of services rendered, and were valued at $5,400 using the Black-Scholes pricing model.  Mr. Sharf exercised the warrant with respect to all 60,000 shares, immediately upon issuance, and paid the Company $600. At the time of the issuances the foregoing individual was able to evaluate the risks and merits of the investment, had access to information regarding the Company, was given the opportunity to ask the Company’s management questions about the Company, and was able to bear the economic risk of the investment.  The securities were issued in reliance on Section 4(2) of the Securities Act, and contained a standard restrictive legend.

In May 2008, Mehul Mehta, Marian Rasa, Muhammad Luqman, Troy Thomas, Hui Zhi Zhang and Guy Sayers exercised a total of 750,000 stock options, with an exercise price of $0.01 per share.  The options were exercised cashlessly, and, based on a $0.10 per share value for the Company’s common stock at the time of exercise, the foregoing individuals received a total of 735,000 shares of our common stock.  At the time of the exercise the foregoing individuals were able to evaluate the risks and merits of the investment, had access to information regarding the Company, were given the opportunity to ask the Company’s management questions about the Company, and were able to bear the economic risk of the investment.  The securities were issued in reliance on Section 4(2) of the Securities Act, and contained a standard restrictive legend.

In October 2008, Mr. John L. Salerno exercised a total of 53,100 stock options, with an exercise price of $0.01 per share.  The options were exercised cashlessly, and, based on a $0.10 per share value for the Company’s common stock at the time of exercise, the following individuals, as designees of Mr. John L. Salerno, received a total of 52,038 shares of our common stock: John Eberhard, Michal Hart, Patrick J. Ryan and Gerard P. Ryan.  At the time of the exercise the foregoing individuals were able to evaluate the risks and merits of the investment, had access to information regarding the Company, were given the opportunity to ask the Company’s management questions about the Company, and were able to bear the economic risk of the investment.  The securities were issued in reliance on Section 4(2) of the Securities Act, and contained a standard restrictive legend.

In August 2009, Mehul Mehta, Marian Rasa, Muhammad Luqman, Troy Thomas, Hui Zhi Zhang and Guy Sayers exercised a total of 750,000 stock options, with an exercise price of $0.01 per share.  The options were exercised cashlessly, and, based on a $0.10 per share value for the Company’s common stock at the time of exercise, the foregoing individuals received a total of 735,000 shares of our common stock.  At the time of the exercise the foregoing individuals were able to evaluate the risks and merits of the investment, had access to information regarding the Company, were given the opportunity to ask the Company’s management questions about the Company, and were able to bear the economic risk of the investment.  The securities were issued in reliance on Section 4(2) of the Securities Act, and contained a standard restrictive legend.

On May 26, 2009, we issued warrants to purchase 2,000,000 shares of our common stock to Newbridge Securities pursuant to the terms of a consulting agreement between the Company and Newbridge. The warrants were issued as part consideration for the services rendered by Newbridge Securities under the consulting agreement, and were valued at $180,000 using the Black-Scholes pricing model.  500,000 warrants, at an exercise price of $0.50 per share, vested upon issuance; 500,000 warrants, at an exercise price of $0.65 per share, vest on the 1 year anniversary of issuance; 500,000 warrants, at an exercise price of $0.80 per share, vest on the 2 year anniversary of issuance; and 500,000 warrants, at an exercise price of $1.15 per share, vest on the 3 year anniversary of issuance.  At the time of the issuance Newbridge Securities was able to evaluate the risks and merits of the investment, had access to information regarding the Company, was given the opportunity to ask the Company’s management questions about the Company, and was able to bear the economic risk of the investment.  The securities were issued in reliance on Section 4(2) of the Securities Act, and contained a standard restrictive legend.

On June 1, 2009, we issued warrants to purchase 250,000 shares of our common stock to Roetzel & Andress pursuant to the terms of an engagement letter between the Company and Roetzel.  The warrants were issued as partial consideration for the services rendered by Roetzel & Andress under the engagement letter, and were valued at $22,500 using the Black-Scholes pricing model.  100,000 warrants, at an exercise price of $0.50 per share, vested upon issuance; 50,000 warrants, at an exercise price of $0.65 per share, vest on the 1 year anniversary of issuance; 50,000 warrants, at an exercise price of $0.85 per share, vest on the 2 year anniversary of issuance; and 50,000 warrants, at an exercise price of $1.15 per share, vest on the 3 year anniversary of issuance.  At the time of the issuance Roetzel & Andress was able to evaluate the risks and merits of the investment, had access to information regarding the Company, was given the opportunity to ask the Company’s management questions about the Company, and was able to bear the economic risk of the investment.  The securities were issued in reliance on Section 4(2) of the Securities Act, and contained a standard restrictive legend.

On October 1, 2009, we issued 500,000 shares of our common stock and options to purchase 1,500,000 shares of our common stock, at $0.01 per share, to Jekyll in connection with our acquisition of the assets of Jekyll. The Company determined the fair value of the stock to be $0.10 per share, and the fair value of the options at issuance to be $0.09 per share, based on the Black-Scholes pricing model. At the time of the issuances Jekyll was able to evaluate the risks and merits of the investment, had access to information regarding the Company, was given the opportunity to ask the Company’s management questions about the Company, and was able to bear the economic risk of the investment.  The securities were issued in reliance on Section 4(2) of the Securities Act, and contained a standard restrictive legend.
ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
AUTHORIZED CAPITAL STOCK
Common Stock
     Our Articles of Incorporation authorize us to issue up to 75,000,000 shares of common stock, $0.001 par value per share. As of December 31, 2010, 23,954,056 shares of our common stock were issued and outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Cumulative voting of shares in elections of directors is not permitted. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock, if any. The common stock has no preemptive or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.
TRANSFER AGENT AND REGISTRAR
     Transfer Online, Inc. serves as our transfer agent.
ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Our Bylaws provide that we shall indemnify our officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action. In order to be eligible for indemnification under Section 145, the director, officer, employee or other individual must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.
     Our Articles of Incorporation provide that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived any improper personal benefit.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
     See “Item 15. Financial Statements and Exhibits” of this Registration Statement on Form 10.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
     None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

 (a) Financial Statements

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheet as of December 31, 2009 and December 31, 2008.	F-2
Consolidated Statement of Income for the year ended December 31, 2009.	F-3
Consolidated Statement of Changes in Stockholders Equity for the years ended December 31, 2009 and 2008.	F-4
Consolidated Statement of Cash Flows for years ended December 31, 2009 and 2008.	F-5
Notes to Financial Statements	F-6
Consolidated Balance Sheet as of September 30, 2010 and December 31, 2009	F-15
Consolidated Statement of Income for the three and nine months ended September 30, 2010 and 2009	F-16
Consolidated Statement of Changes in Stockholders Equity for the nine months ended September 30, 2010 and 2009	F-17
Consolidated Statement of Cash Flows for the nine months ended September 30, 2010 and 2009	F-18
Notes to Financial Statements	F-19
Report of Independent Registered Public Accounting Firm	F-28
Jekyll Island Ventures Inc. Balance Sheet as of December 31, 2008.	F-29
Jekyll Island Ventures Inc. Statement of Income for the year ended December 31, 2008.	F-30
Jekyll Island Ventures Inc. Statement of Cash Flows for year ended December 31, 2008.	F-31
Jekyll Island Ventures Inc. Statement of Changes in Stockholders Equity for the year ended December 31, 2008.	F-32
Notes to Financial Statements	F-33
Report of Independent Registered Public Accounting Firm	F-33
Jekyll Island Ventures Inc. Balance Sheet as of September 30, 2009.	F-34
Jekyll Island Ventures Inc. Statement of Income for the nine months ended September 30, 2009 .	F-35
Jekyll Island Ventures Inc. Statement of Cash Flows for year the nine months ended September 30, 2009.	F-36
Jekyll Island Ventures Inc. Statement of Changes in Stockholders Equity for the nine month period ended September 30, 2009.	F-37
Notes to Financial Statements	F-37

(b) Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement between the Company and Digi-Data Corporation, dated December 21, 2005 (2) (4)
2.2	Asset Purchase Agreement and Plan of Reorganization between Jekyll Island Ventures Inc. and Gotham Innovation Lab Inc., dated September 30, 2009 (2) (4)
3.1 (i)	Certificate of Incorporation, filed with the Delaware Secretary of State on April 13, 2000 (2)
3.1(ii)	Certificate of Merger, filed with the Delaware Secretary of State on April 18, 2000 (2)
3.1(iii)	Certificate of Amendment Changing Name, filed with the Delaware Secretary of State on December 19, 2000 (2)
3.1(iv)	Certificate of Merger filed with the Delaware Secretary of State on February 17, 2006 (2)
3.1 (v)	Certificate of Amendment Changing Name filed with the Delaware Secretary of State on April 5, 2006 (2)
3.1(vi)	Certificate of Amendment Increasing Authorized Common Stock to 75 Million Shares, filed with the Delaware Secretary of State on December 2, 2009 (2)
3.2	Bylaws (2)
4.1	Form of Stock Certificate (1)
4.2	Common Stock Purchase Warrant issued to Newbridge Securities (3)
4.3	Common Stock Purchase Warrant issued to Roetzel & Andress (3)
10.1	iGambit, Inc. 2006 Long Term Incentive Plan, Amended 12/31/2006 (2)
10.2	Newbridge Consulting Agreement (1)
10.3	Employment Agreement between Digi-Data Corporation and Mr. Salerno (1)
10.4	Employment Agreement between Digi-Data Corporation and Mrs. Luqman (1)
10.5	Agreement between the Company and Digi-Data Corporation regarding the payment of consulting fees to Mr. Dempster (1)
21	Subsidiaries (2)
23.1	Consent of Michael F. Albanese, CPA, dated September 10, 2010

(1)	Incorporated by reference to Amendment No. 1 to Form 10, filed on June 11, 2010.
(2)	Incorporated by reference to Form 10 filed on December 31, 2009.
(3)	Incorporated by reference to Form 10-K filed on June 15, 2010.
(4)	We hereby agree to furnish the SEC with any omitted schedule or exhibit upon request.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 5 to registration statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 8, 2011	iGAMBIT, INC.
	By:	/s/ John Salerno
John Salerno
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and date stated.

/s/ John Salerno	February 8, 2011
John Salerno
Chairman of the Board, Chief Executive Officer, President, and Director (Principal Executive Officer)

/s/ Elisa Luqman	February 8, 2011
Elisa Luqman
Chief Financial Officer, Executive Vice President, General Counsel, and Director (Principal Financial Officer and Principal Accounting Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Board of Directors and Shareholders of:
iGambit Inc.

I have audited the accompanying consolidated balance sheets of iGambit Inc. as of December 31, 2009 and December 31, 2008 and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iGambit Inc. as of December 31, 2009 and December 31, 2008, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As more fully discussed in Note 4, the company changed its method of accounting for income taxes and compensation. The net impact on these items increased net income and decreased shareholder equity by $159,529, respectively.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting. Accordingly, we express no such opinion.

/s/ Michael F. Albanese
------------------------------------
Michael F. Albanese, CPA
Parsippany, NJ

February 7, 2011

IGAMBIT INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,

	2009	2008
	Restated

ASSETS

Current assets
Cash	$857,074	$322,439
Accounts receivable	56,743	--
Prepaid expenses	8,838	--
Notes receivable - stockholders	17,000	17,000
Assets from discontinued operations	715,573	646,488

Total current assets	1,655,228	985,927

Property and equipment, net	895	1,491

Other assets
Notes receivable - stockholders	--	198,281
Goodwill	111,026	--
Deposits	2,500	--
Assets from discontinued operations	150,985	264,477

Total other assets	264,511	462,758

	$1,920,634	$1,450,176

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$96,928	$4,754
Loans payable - stockholders	2,504	--

Total current liabilities	99,432	4,754

Long-term liabilities
Liabilities from discontinued operations	--	491,538

Total liabilities	99,432	496,292

Stockholders' equity
Common stock, $.001 par value; authorized -
75,000,000 shares in 2009 and 30,000,000 in 2008;
issued and outstanding - 23,954,056 shares in 2009
and 22,719,056 in 2008	23,954	22,719
Additional paid-in capital	2,396,443	2,135,648
Accumulated deficit	(599,195)	(1,204,483)

Total stockholders' equity	1,821,202	953,884

	$1,920,634	$1,450,176

F2

IGAMBIT INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31,

	2009	2008
	Restated

Sales	$173,011	$--

Cost of sales	47,458	--

Gross profit	125,553	--

Operating expenses
General and administrative expenses	809,542	196,589

Loss from operations	(683,989)	(196,589)

Other income
Interest income	3,908	2,554

Loss from continuing operations before income tax benefit	(680,081)	(194,035)

Income tax benefit	(238,334)	(44,065)

Loss from continuing operations	(441,747)	(149,970)

Income from discontinued operations (net of taxes of $683,602
and $361,286)	1,047,035	553,363

Net income	$605,288	$403,393

Basic and fully diluted earnings (loss) per common share:
Continuing operations	$(.02)	$(.01)
Discontinued operations, net of tax	$.05	$.03
Net earnings per common share	$.03	$.02

Weighted average common shares outstanding	23,009,029	22,402,104

F3

IGAMBIT INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2009 AND 2008

			Additional
	Common stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Totals

Balances, December 31, 2007	21,737,018	$21,737	$1,987,749	$(1,607,876)	$401,610

Compensation for vested stock options	--	--	72,900	--	72,900

Common stock issued in consideration
of cashless exercise of options,
valued at $.01 per share	788,100	788	7,093	--	7,881

Common stock issued in exercise
of warrants, valued at $.01 per share	60,000	60	540	--	600

Common stock issued in exercise
of warrants, valued at $.50 per share	135,000	135	67,365	--	67,500

Common stock retired	(1,062)	(1)	1	--	--

Net income				403,393	403,393

Balances, December 31, 2008	22,719,056	22,719	2,135,648	(1,204,483)	953,884

Compensation for vested stock options	--	--	67,500	--	67,500

Compensation for vested warrants	--	--	2,030	--	2,030

Common stock issued in consideration
of cashless exercise of options,
valued at $.01 per share	735,000	735	6,765	--	7,500

Assets of acquired business	--	--	73,974	--	73,974

Common stock issued in business
acquisition	500,000	500	49,500	--	50,000

Stock options granted for acquired
business resulting in goodwill			61,026		61,026

Net income				605,288	605,288

Balances, December 31, 2009 (Restated)	23,954,056	$23,954	$2,396,443	$(599,195)	$1,821,202

F4

IGAMBIT INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,

		2009	2008
		Restated	Restated

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income		$605,288	$403,393
Adjustments to reconcile net income to net
cash used by operating activities
Income from discontinued operations		(1,047,035)	(553,363)
Depreciation		596	373
Stock-based compensation expense		69,530	72,900
Cashless exercises of stock options		7,500	7,881
Write off of fixed assets		2,993	--
Increase (Decrease) in cash flows as a result of
changes in asset and liability account balances:
Accounts receivable		10,215	--
Prepaid expenses		(4,815)	--
Accounts payable		92,174	2,095

Net cash used by continuing operating activities		(263,554)	(66,721)
Net cash used by discontinued operating activities		(718,315)	(200,026)

NET CASH USED BY OPERATING ACTIVITIES		(981,869)	(266,747)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment		--	(1,864)
Increase in deposits		(2,500)	--
Repayments of loans to stockholders		198,281	(126,000)

Net cash provided (used) by continuing investing activities		195,781	(127,864)
Net cash provided by discontinued investing activities		1,459,757	608,043

NET CASH PROVIDED BY INVESTING ACTIVITIES		1,655,538	480,179

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from shareholders		2,504	--
Proceeds from exercise of warrants		--	68,100

Net cash provided by continuing financing activities		2,504	68,100
Net cash used by discontinued financing activities		(141,538)	--

NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES		(139,034)	68,100

NET INCREASE IN CASH		534,635	281,532

CASH - BEGINNING OF YEAR		322,439	40,907

CASH - END OF YEAR		$857,074	$322,439

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest		$1,189	$--
Income taxes		4,698	67

Non-cash investing and financing activities:
Stock-based compensation expense		$69,530	$72,900
Cashless exercise of common stock options		7,500	7,881
Common stock issued in business acquisition resulting in goodwill		50,000	--
Stock options granted in business acquisition resulting in goodwill		61,026	--
Assets of acquired business		73,974	--

F5

IGAMBIT INC.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Note 1 - Organization and Basis of Presentation

The consolidated financial statements presented are those of iGambit Inc., (the “Company”) and its wholly-owned subsidiary, Gotham Innovation Lab Inc. (“Gotham”). The Company was incorporated under the laws of the State of Delaware on April 13, 2000. The Company was originally incorporated as Compusations Inc. under the laws of the State of New York on October 2, 1996.  The Company changed its name to BigVault.com Inc. upon changing its state of domicile on April 13, 2000.  The Company changed its name again to bigVault Storage Technologies Inc. on December 22, 2000 before changing to iGambit Inc. on July 18, 2006.  Gotham was incorporated under the laws of the state of New York on September 23, 2009.

Business Acquisition

The Company acquired 200 no par value common shares of Gotham for $100.  Subsequent to the acquisition of the Company’s newly formed subsidiary, Gotham, on October 1, 2009 Gotham acquired all of the assets and business operations of Jekyll Island Ventures Inc. doing business as Gotham Photo Company (“Jekyll”) for 500,000 shares of the Company’s common stock at a value of $.10 per share, and for 1,500,000 options to purchase the Company’s common stock over a three year period at a value of $.09 per share.  Jekyll is a developer of web based software solutions for the real estate industry in the areas of marketing real estate.  Subsequent to the acquisition, Jekyll dissolved and distributed its shares of the Company’s common stock to the shareholders of Jekyll.  Gotham maintained Jekyll’s d/b/a name of Gotham Photo Company.  The assets acquired from Jekyll are as follows:

Cash	$4,023
Accounts receivable	66,958
Fixed assets	2,993
$73,974

Following is a presentation of pro forma balance sheets and statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008, and the pro forma statements of operations for the year ended December 31, 2009:

Nine months ended September 30, 2009:

Pro Forma Balance Sheets

	iGambit	Jekyll	Combined

Current assets	$1,371,447	$70,981	$1,442,428
Fixed assets	1,044	2,993	4,037
Other assets	153,209		153,209
Total assets	1,525,700	73,974	1,599,674

Current liabilities	2,121	--	2,121
Long-term liabilities	--	--	--
Total liabilities	2,121	--	2,121
Stockholders' equity	1,523,579	73,974	1,597,553
Total liabilities and stockholders' equity	$1,525,700	$73,974	$1,599,674

Pro Forma Statements of Operations

	iGambit	Jekyll	Combined

Revenue	$--	$249,925	$249,925
Cost of sales	--	43,151	43,151
Gross profit	--	206,774	206,774
General and administrative expenses	418,772	208,965	627,737
Loss from operations	(418,772)	(2,191)	(420,963)
Other income	7,435	--	7,435
Income tax benefit	107,059	--	107,059
Loss from continuing operations	(304,278)	(2,191)	(306,469)
Income from discontinued operations	744,973	--	744,973
Net income (loss)	$440,695	$(2,191)	$438,504

F6

Year ended December 31, 2008:

Pro Forma Balance Sheets

	iGambit	Jekyll	Combined

Current assets	$985,927	$80,650	$1,066,577
Fixed assets	1,491	--	1,491
Other assets	462,758	--	462,758
Total assets	1,450,176	80,650	1,530,826

Current liabilities	4,754	3,929	8,683
Long-term liabilities	491,538	--	491,538
Total liabilities	496,292	3,929	500,221
Stockholders' equity	953,884	76,721	1,030,605
Total liabilities and stockholders' equity	$1,450,176	$80,650	$1,530,826

Pro Forma Statements of Operations

	iGambit	Jekyll	Combined

Revenue	$--	$359,590	$359,590
Cost of sales	--	62,100	62,100
Gross profit	--	297,490	297,490
General and administrative expenses	196,589	280,198	476,787
(Loss) income from operations	(196,589)	17,292	(179,297)
Other income	2,554	--	2,554
Income tax benefit	44,065	--	44,065
(Loss) income from continuing operations	(149,970)	17,292	(132,678)
Income from discontinued operations	553,363	--	553,363
Net income	$403,393	$17,292	$420,685

Year ended December 31, 2009:

Pro Forma Statements of Operations

	iGambit	Jekyll	Combined

Revenue	$6,350	$416,586	$422,936
Cost of sales	--	90,608	90,608
Gross profit	6,350	325,978	332,328
General and administrative expenses	565,384	453,123	1,018,507
Loss from operations	(559,034)	(127,145)	(686,179)
Other income	3,908	--	3,908
Income tax benefit	238,334	--	238,334
Loss from continuing operations	(316,792)	(127,145)	(443,937)
Income from discontinued operations	1,047,035	--	1,047,035
Net income (loss)	$730,243	$(127,145)	$603,098

Following is a presentation of the statement of operations of Jekyll since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2009:

Revenue	$166,661
Cost of sales	47,457
Gross profit	119,204
General and administrative expenses	244,158
Net loss	$(124,954)

Merger Transaction

On December 19, 2005, the Company executed a certificate of merger whereby BigVault Inc. (a Nevada corporation) merged into the Company leaving the Company as the surviving corporation.  Pursuant to the certificate of merger, each share of Big Vault Inc.’s common stock issued and outstanding was converted to one share of the Company’s common stock.

F7

Note 2 – Discontinued Operations

Sale of Business

On February 28, 2006, the Company entered into an asset purchase agreement with Digi-Data Corporation (“Digi-Data”), whereby Digi-Data acquired the Company’s assets and its online digital vaulting business operations in exchange for $1,500,000, which was deposited into an escrow account for payment of the Company’s outstanding liabilities.  In addition, as part of the sales agreement, the Company receives payments from Digi-Data based on 10% of the net vaulting revenue payable quarterly over five years.  The Company is also entitled to an additional 5% of the increase in net vaulting revenue over the prior year’s revenue.  These adjustments to the sales price are included in the discontinued operations line of the statements of income.

The assets and liabilities of the discontinued operations are presented in the balance sheets under the captions “Assets of discontinued operations” and “Liabilities of discontinued operations.” The underlying assets and liabilities of the discontinued operations for the years ended December 31 are as follows:

	2009	2008

ASSETS
Current:
Accounts receivable	$713,732	$367,430
Deferred income taxes	--	279,058
Noncurrent:
Restricted cash	150,985	165,727
Deferred income taxes	--	98,750
Assets of discontinued operations	$864,717	$910,965

LIABILITIES
Noncurrent:
Prepaid contingency	$--	$141,538
Deferred compensation	--	350,000
Liabilities of discontinued operations	$--	$491,538

Accounts Receivable

Accounts receivable includes 50% of contingency payments earned for the previous quarter.

Restricted Cash

An escrow account was established in connection with the sale of business to Digi-Data to hold funds for contingent liabilities.  Under the terms of the sale, 25% of the quarterly contingency payments are deposited into the escrow account for a period of three years.  Also under the terms of the sale, 50% of the balance of the escrow funds held will be released after three years, and the remaining balance released after two more years.  The escrow account balance was $150,985 and $165,727 at December 31, 2009 and 2008, respectively.

Prepaid Contingency

Prepaid contingency includes cash and expenses advanced by Digi-Data prior to the sale.  The balance is being repaid with 25% of quarterly contingency payments earned and received by the Company from Digi-Data.  The prepaid contingency balance was $0 and $141,538 as of December 31, 2009 and 2008, respectively.

Deferred Compensation

The Company was indebted to two former officers for unpaid compensation totaling $350,000 at December 31, 2008.  The officers received advances against the deferred compensation totaling $198,281 as of December 31, 2008.  In 2009, compensation was fully repaid to the former officers who subsequently repaid the advances against the deferred compensation.

Note 3 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Gotham Innovation Lab, Inc.  All significant intercompany accounts and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and amounts due to related parties, the carrying amounts approximate fair value due to their short maturities.

Revenue Recognition

Contingency payment income is recognized quarterly from a percentage of Digi-Data’s vaulting service revenue, and is included in discontinued operations.

The Company’s revenues from continuing operations consists of revenues primarily from sales of products and services rendered to real estate brokers.  Revenues are recognized upon delivery of the products or services.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include checking and money market accounts and any highly liquid debt instruments purchased with a maturity of three months or less.

F8

Accounts Receivable

The Company analyzes the collectability of accounts receivable each accounting period and adjusts its allowance for doubtful accounts accordingly.  A considerable amount of judgment is required in assessing the realization of accounts receivables, including the current creditworthiness of each customer, current and historical collection history and the related aging of past due balances.  The Company evaluates specific accounts when it becomes aware of information indicating that a customer may not be able to meet its financial obligations due to deterioration of its financial condition, lower credit ratings, bankruptcy or other factors affecting the ability to render payment.  As of December 31, 2009, the Company has charged $65,000 of bad debts to operations for uncollectible accounts.

Property and equipment and depreciation

Property and equipment are stated at cost.  Depreciation for both financial reporting and income tax purposes is computed using combinations of the straight line and accelerated methods over the estimated lives of the respective assets. During the year ended December 31, 2008, the Company purchased computer equipment totaling $1,864. Computer equipment is depreciated over 5 years.  Maintenance and repairs are charged to expense when incurred.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to income.

Depreciation expense of $596 and $373 was charged to operations for the years ended December 31, 2009 and 2008, respectively.

Goodwill

Goodwill represents the fair market value of the common shares issued and common stock options granted by the Company for the acquisition of Jekyll by the Company’s subsidiary, Gotham.  In accordance with ASC Topic No. 350 “Intangibles – Goodwill and Other”), the goodwill is not being amortized, but instead will be subject to an annual assessment of impairment by applying a fair-value based test, and will be reviewed more frequently if current events and circumstances indicate a possible impairment. An impairment loss is charged to expense in the period identified. If indicators of impairment are present and future cash flows are not expected to be sufficient to recover the asset’s carrying amount, an impairment loss is charged to expense in the period identified. A lack of projected future operating results from Gotham’s operations may cause impairment.  As Gotham’s marketing plan and expected core business is expected to commence later in 2010, it is too early for management to evaluate whether goodwill has been impaired.  No impairment was recorded during the year ended December 31, 2009.

Stock-Based Compensation

The Company accounts for its stock-based employee compensation plan in accordance with ASC Topic No. 718-20, Awards Classified as Equity, which requires the measurement of compensation expense for all share-based compensation granted to employees and non-employee directors at fair value on the date of grant and recognition of compensation expense over the related service period for awards expected to vest.  The Company uses the Black-Scholes option valuation model to estimate the fair value of its stock options and warrants. The Black-Scholes option valuation model requires the input of highly subjective assumptions including the expected stock price volatility of the Company’s common stock.  Changes in these subjective input assumptions can materially affect the fair value estimate of the Company’s stock options and warrants.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

The Company applies the provisions of ASC Topic No. 740 for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the Company’s financial statements. In accordance with this provision, tax positions must meet a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position.

Note 4 – Restatement to Prior Consolidated Financial Statements

On October 26, 2010, the Company’s Audit/Corporate Governance Committee determined that the previously issued audited consolidated financial statements for the year ended December 31, 2009 (contained in the Company’s Annual Report on Form 10-K filed June 15, 2010, and subsequently amended by Amendment No. 1 to the Annual Report on Form 10-K filed on September 13, 2010) and the previously issued unaudited consolidated financial statements for the quarters ended March 31, 2010 and June 30, 2010 (contained in the Company’s Quarterly Reports on Form 10-Q filed, respectively, on June 17, 2010 (Amendment No. 1 to The Quarterly Report for March 31, 2010 on Form 10-Q filed on September 13, 2010) and August 16, 2010) should be revised. The restatements to these consolidated financial statements reflect the appropriate income tax provision, goodwill, compensation from vested warrants, and reclassifications in the statements of cash flows.

For the year ended December 31, 2009, the Company determined that a schedule M-1 deduction for payments of deferred compensation was not claimed on the 2009 corporate tax return, resulting in an overstated income tax accrual aggregating $107,559.  The December 31, 2009 Form 10-K/A properly reflects this item. The net impact on this item increased net income by $107,559. This item also increased prepaid expenses for the overpaid taxes by $107,559 for the three months ended March 31, 2010 and for the six months ended June 30, 2010.  The Company also determined that its reporting of the Gotham acquisition resulted in an overstatement of goodwill and additional paid-in capital of $73,974.  The net impact of this item decreased goodwill and additional paid-in capital by $73,974.  The March 31, 2010 and June 30, 2010 goodwill and additional paid-in capital balances were restated accordingly.

For the year ended December 31, 2009, the Company determined that compensation expense for 2,250,000 stock warrants granted on May 26, 2009 was overstated as a result of overvaluing the warrants.  The December 31, 2009 Form 10-K/A properly reflects this item. The net impact on this item increased net income and decreased additional paid-in capital by $51,970.

The Company determined that payment for unpaid compensation was incorrectly classified as a financing activity.  The December 31, 2009 and September 30, 2009 statements of cash flows were restated to reflect the proper classification of the payment for unpaid compensation as an operating activity.  The Company determined that part of the cash received from discontinued operations of Digi-Data classified as operating activities should have been classified as investing activities.  The December 31, 2009 and 2008 and the September 30, 2010 and 2009 statements of cash flows were restated to reflect the proper classification of cash received from discontinued operations of Digi-Data.

F9

The following table presents the previously reported and the restated amounts included in the restatements:
	Previously		Restated as
	Reported as of		of
	December 31,	Effect of	December 31,
	2009	Restatement	2009

Changes to Consolidated Balance Sheet
Goodwill	$185,000	$(73,974)	$111,026
Accounts payable	$204,487	$(107,559)	$96,928
Additional paid-in capital	$2,522,387	$(125,944)	$2,396,443
Accumulated deficit	$(758,724)	$159,529	$(599,195)

Changes to Consolidated Statement of Income
General and administrative expenses	$861,512	$(51,970)	$809,542
Income tax benefit - continuing operations	$(254,071)	$15,737	$(238,334)
Tax provision - discontinued operations	$806,898	$(123,296)	$683,602
Net income	$445,759	$159,529	$605,288

Changes to Consolidated Statement of Cash Flows
Net cash used by discontinued financing activities	$(491,538)	$350,000	$(141,538)
Net cash provided (used) by discontinued operating activities	$29,665	$(747,980)	$(718,315)
Net cash provided by discontinued investing activities	$938,481	$521,276	$1,459,757

	Previously		Restated as
	Reported as of		of
	December 31,	Effect of	December 31,
	2008	Restatement	2008

Changes to Consolidated Statement of Cash Flows
Net cash used by discontinued financing activities	$(214,605)	$214,605	$0
Net cash provided (used) by discontinued operating activities	$187,811	$(387,837)	$(200,026)
Net cash provided by discontinued investing activities	$434,811	$173,232	$608,043

F10

Note 5 - Earnings Per Common Share

The Company calculates net earnings (loss) per common share in accordance with ASC 260 “Earnings Per Share” (“ASC 260”). Basic and diluted net earnings (loss) per common share was determined by dividing net earnings (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. The Company’s potentially dilutive shares, which include outstanding common stock options and common stock warrants, have not been included in the computation of diluted net earnings (loss) per share for all periods as the result would be anti-dilutive.

	Year Ended December 31,
	2009	2008
StocSStock options	1,796,900	1,046,900
Aver Common stock warrants	3,085,000	835,000

Basic Total shares excluded from calculation	4,881,900	1,881,900

Note 6 – Stock Based Compensation

Stock-based compensation expense for all stock-based award programs, including grants of stock options and warrants, is recorded in accordance with "Compensation—Stock Compensation", Topic 718 of the FASB ASC. Stock-based compensation expense, which is calculated net of estimated forfeitures, is computed using the grant date fair-value method on a straight-line basis over the requisite service period for all stock awards that vest during the period. The grant date fair value for stock options is calculated using the Black-Scholes option valuation model. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Stock-based compensation expense is reported under general and administrative expenses on the accompanying consolidated statements of income.

In 2006, the Company adopted the 2006 Long-Term Incentive Plan (the "2006 Plan").  Awards granted under the 2006 plan have a ten-year term and may be incentive stock options, non-qualified stock options or warrants. The awards are granted at an exercise price equal to the fair market value on the date of grant and generally vest over a three or four year period. Effective January 1, 2006, we recognized compensation expense ratably over the vesting period, net of estimated forfeitures. As of December 31, 2009, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2006 plan.

The 2006 Plan provides for the granting of options to purchase up to 5,510,000 shares of common stock.  5,213,100 options have been exercised to date.  There are 1,796,900 options outstanding under the 2006 Plan.

Warrant activity during the years ended December 31, 2009 and 2008 follows:

				Weighted
				Average
			Weighted	Remaining
		Average	Average	Contractual
	Warrants	Exercise Price	Grant-Date Fair Value	Life (Years)
Warrants outstanding at January 1, 2008	1,652,518	$0.67	$0.10
Granted during 2008	60,000	0.01	0.10
Exercised during 2008	(195,000)	0.35	0.10
Expired during 2008	(682,518)	0.32	0.10
Warrants outstanding at December 31, 2008	835,000	0.99	0.10
Granted during 2009	2,250,000	0.77	0.10
Warrants outstanding at December 31, 2009	3,085,000	$0.83	$0.10	7.07
Stock Option Plan activity during the years ended December 31, 2009 and 2008 follows:
				Weighted
				Average
			Weighted	Remaining
		Average	Average	Contractual
	Warrants	Exercise Price	Grant-Date Fair Value	Life (Years)
Options outstanding at January 1, 2008	1,835,000	$0.01	$0.10
Exercised during 2008	(788,100)	0.01	0.10
Options outstanding at December 31, 2008	1,046,900	0.01	0.10
Exercised during 2009	(750,000)	0.01	0.10
Granted during 2009	1,500,000	0.01	0.10
Options outstanding at December 31, 2009	1,796,900	$0.01	$0.10	5.85

The fair value of warrants and options granted is estimated on the date of grant based on the weighted-average assumptions in the table below.  The assumption for the expected life is based on evaluations of historical and expected exercise behavior.  The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date.  The calculated value method using the historical volatility of the Computer Services industry is used as the basis for the volatility assumption.

F11

	Years ended December 31,
	2009	2008
Weighted average risk-free rate	4.87%	4.64%
Average expected life in years	6.6	5.8
Expected dividends	None	None
Volatility	20%	20%
Forfeiture rate	0%	0%

Note 7 – Common Stock Issued

During the year ended December 31, 2009, the Company issued 500,000 common shares in exchange for the asset acquisition of Jekyll Island Ventures Inc. by its wholly-owned subsidiary, Gotham Innovation Labs Inc.  Also, during the year ended December 31, 2009, options were exercised for 735,000 shares of common stock, valued at $.01 per share.
On December 2, 2009, the Company amended its certificate of incorporation to increase the number of authorized common shares to 75,000,000.

Dividends may be paid on outstanding shares as declared by the Board of Directors from time to time. Each share of common stock is entitled to one vote.

Note 8 - Income Taxes

The tax provision at December 31 consists of the following:

	2009	2008

From operations:
Continuing Operations:
Current tax expense (benefit):
Federal	$(238,841)	$(46,228)
State and local	507	2,163
	(238,334)	(44,065)
Deferred tax expense (benefit)	--	--
Total from continuing operations	(238,334)	(44,065)
Discontinued operations:
Current tax expense (benefit)
Federal	42,640	--
State and local	24,313	--
	66,953	--

Deferred tax expense (benefit):
Federal	497,319	285,370
State and local	119,330	75,916
	616,649	361,286

Total from discontinued operations	683,602	361,286

Total	$445,268	$317,221

A reconciliation of the statutory federal income tax rate and the effective tax rate follows:

	Year Ended
	December 31,
	2009	2008
Statutory tax rate	34.0%	34.0%
Effect of:
State income taxes, net of
federal income tax benefit	5.5%	5.5%
Tax effect of NOL carryforwards	--	(16.0)%
Tax effect of expenses that are not
deductible for income tax purposes	(4.5)%	(0.8)%
Effective tax rate applicable
to continuing operations	35.0%	22.7%

The Company recognizes deferred tax assets and liabilities based on the future tax consequences of events that have been included in the financial statements or tax returns.  The differences relate primarily to net operating loss carryovers and to deferred compensation. Deferred tax assets and liabilities are calculated based on the difference between the financial reporting and tax bases of assets and liabilities using the currently enacted tax rates in effect during the years in which the differences are expected to reverse.  Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate.

F12

The Company’s provision for income taxes differs from applying the statutory U.S. federal income tax rate to income before income taxes.  The primary differences result from providing for state income taxes and from deducting certain expenses for financial statement purposes but not for federal income tax purposes.

In accordance with ASC Topic No. 740, Income Taxes, a valuation allowance is established based on the future recoverability of deferred tax assets.  This assessment is based upon consideration of available positive and negative evidence, which includes, among other things, the Company’s most recent results of operations and expected future profitability.  Management has determined that no valuation allowance related to deferred tax assets is necessary at December 31, 2009 and 2008.

The deferred tax assets included in assets from discontinued operations in the accompanying balance sheets includes the following at December 31:

	2009	2008
Current:
Net operating loss carryforwards	$--	$279,058
Non-current:
Net operating loss carryforwards	--	--
Deferred compensation	--	98,750
		$377,808
	$--

Note 9 – Risks and Uncertainties

Contingency Payment Income – Discontinued Operations

The discontinued operations of contingency payments received from Digi-Data is the Company’s sole source of income.  Should Digi-Data not achieve sufficient vaulting revenue or continue to exist, substantial doubt would be raised as to the Company’s ability to continue to exist, as the Company has no other source of revenue.

Uninsured Cash Balances

Substantially all amounts of cash accounts held at financial institutions are insured by the FDIC.

Note 10 - Related Party Transactions

Notes Receivable - Stockholders

The Company provided loans to a stockholder totaling $17,000 and $10,000 at December 31, 2009 and 2008, respectively.  The loans bear interest at a rate of 6% and are due on December 31, 2009.

Accrued interest on the note was $1,020 and $698 for the years ended December 31, 2009 and 2008, respectively.

The Company provided advances to two stockholders and former officers totaling $198,281 and $79,281 as of December 31, 2008, against their respective deferred compensation balances.  The advances to the stockholders were collateralized with their common shares issued and outstanding of 5,470,000 shares each.  The former officers repaid the advances to the Company during the year ended December 31, 2009.

Loans Payable - Stockholders

Two stockholders of the Company who are also former stockholders of Jekyll provided advances to Gotham for expenses totaling $2,504 at December 31, 2009.  The loans from the stockholders do not bear interest and are payable on demand.

Lease Commitment

iGambit Inc. entered into an operating lease for office space for a term of 12 months effective June 1, 2009.  Monthly rent under the lease is $2,600.

Gotham has an operating lease for office space renewable annually on October 16 at a monthly rent of $5,500.

Rent expense of $32,100 was charged to operations for the year ended December 31, 2009.

Note 11 – Commitments and Contingencies

The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

Note 12 – Recent Accounting Pronouncements

In September 2009, the Company adopted Accounting Standards Codification (ASC) 105-10-05, which provides for the Financial Accounting Standards Board Accounting Standards Codification (the Codification) to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (GAAP) to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. The Codification does not change GAAP, but combines all authoritative standards into a comprehensive, topically organized online database. ASC 105-10-05 explicitly recognizes rules and interpretative releases of the Securities and Exchange Commission (SEC) under Federal securities laws as authoritative GAAP for SEC registrants. Subsequent revisions to GAAP will be incorporated into the Codification through Accounting Standards Updates (ASU). ASC 105-10-05 is effective for interim and annual periods ending after September 15, 2009, and was effective for the Company in the third quarter of 2009. The adoption of ASC 105-10-05 impacted the Company's financial statement disclosures, as all references to authoritative accounting literature were updated to and in accordance with the Codification.

F13

In February 2009, the FASB issued an accounting standard now codified within ASC 805, “Business Combinations” that amends the provisions related to the initial recognition and measurement, subsequent measurement, and disclosure of assets and liabilities arising from contingencies in a business combination. The standard applies to all assets acquired and liabilities assumed in a business combination that arise from contingencies that would be within the scope of ASC 450, “Contingencies”, if not acquired or assumed in a business combination, except for assets or liabilities arising from contingencies that are subject to specific guidance in ASC 805. The standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of the standard by the Company was effective January 1, 2009 and did not have an impact on the Company's financial position and results of operations.

Effective January 1, 2008, the Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”. This pronouncement defines fair value, establishes a hierarchal disclosure framework for measuring fair value, and requires expanded disclosures about fair value measurements. The provisions of this statement apply to all financial instruments that are being measured and reported on a fair value basis. Effective January 1, 2009, the Company adopted the remaining provisions of ASC Topic 820 that were delayed by the issuance of ASC Section 820-10-55, “Fair Value Measurements and Disclosures: Overall: Implementation Guidance and Illustrations”.

In April 2008, the FASB issued an accounting standard now codified within ASC 350, “Intangibles-Goodwill and Other” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. Under this standard, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The intent of the standard is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. Adoption of the standard was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, The Company adopted the standard on January 1, 2009. The Company does not expect the standard to have a material impact on its accounting for future acquisitions of intangible assets.

In November 2008, the FASB issued an accounting now standard codified within ASC 350, “Intangibles-Goodwill and Other” that applies to defensive assets which are acquired intangible assets which the acquirer does not intend to actively use, but intends to hold to prevent its competitors from obtaining access to the asset. The standard clarifies that defensive intangible assets are separately identifiable and should be accounted for as a separate unit of accounting in accordance with guidance provided within ASC 805, “Business Combinations” and ASC 820, “Fair Value Measurements and Disclosures”. The standard was effective for intangible assets acquired in fiscal years beginning on or after December 15, 2008. The Company adopted this standard effective January 1, 2009 and will apply the provisions of this guidance to intangible assets acquired on or after that date. The Company does not expect the standard to have a material impact on its accounting for future acquisitions of intangible assets.

In April 2009, the FASB issued an accounting standard now codified within ASC 825, “Financial Instruments” that requires disclosures about the fair value of financial instruments that are not reflected in the consolidated balance sheets at fair value whenever summarized financial information for interim reporting periods is presented. Entities are required to disclose the methods and significant assumptions used to estimate the fair value of financial instruments and describe changes in methods and significant assumptions, if any, during the period. The standard was effective for interim reporting periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009.

In April 2009, the FASB issued an accounting standard now codified within ASC 820, “Fair Value Measurements and Disclosures”, which provides guidance on determining fair value when there is no active market or where the price inputs being used represent distressed sales, The standard reaffirms the objective of fair value measurement, which is to reflect how much an asset would be sold for in an orderly transaction. It also reaffirms the need to use judgment to determine if a formerly active market has become inactive, as well as to determine fair values when markets have become inactive. The standard is effective for interim and annual periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009.

In May 2009, the FASB issued an accounting standard now codified within ASC 855, “Subsequent Events”, which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The standard was effective for interim or annual periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009. In February 2010, the FASB issued Accounting Standards Update No. 2010-09 (ASU 2010-09) “Subsequent Events” (Topic 855): “Amendments to Certain Recognition and Disclosure Requirements”. This ASU amends FASB Codification topic 855. The amendments in ASU 2010-09 removes the requirement in ASC 855-10 for a SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. This ASU was effective upon issuance and the Company adopted this ASU as of December 31, 2009. Except for the removal of disclosure requirements in ASC 855-10, the adoption of this standard did not have a material impact on the Company's consolidated financial statements.

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures - Measuring Liabilities at Fair Value”. The ASU provides additional guidance for the fair value measurement of liabilities under ASC 820, Fair Value Measurements and Disclosures. The ASU provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. The ASU also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. It also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level fair value measurements. The Company adopted the ASU in the fourth fiscal quarter of 2009.

The adoption of the pronouncements above did not have a material effect on the Company's financial position or results of operations.

New Accounting Pronouncements Not Yet Effective

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to ASC Topic 605, Revenue Recognition) (ASU 2009-13) and ASU 2009-14, “Certain Arrangements that Include Software Elements”, (amendments to ASC Topic 985, Software) (ASU 2009-14). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15,2010, with early adoption permitted. The Company is currently evaluating the impact of the adoption of these ASUs on its consolidated results of operations or financial condition.

In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable” Interest Entities, which amends ASC 810, Consolidation to address the elimination of the concept of a qualifying special purpose entity. The standard also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE whereas previous accounting guidance required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred. The standard provides more timely and useful information about an enterprise's involvement with a variable interest entity and will be effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009, which for the Company would be January 1, 2010. The Company does not expect the adoption of this standard to have a material effect on its consolidated results of operations and financial condition.

In January 2010, the FASB issued ASU No. 2010-6, “Improving Disclosures About Fair Value Measurements”, which provides amendments to ASC 820 Fair Value Measurements and Disclosures, including requiring reporting entities to make more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements including information on purchases, sales, issuances, and settlements on a gross basis and (4) the transfers between Levels 1, 2, and 3. The standard is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

F14

The FASB updated ASC Topic 810, Consolidations, and ASC Topic 860, “Transfers and Servicing”, which significantly changed the accounting for transfers of financial assets and the criteria for determining whether to consolidate a variable interest entity (VIE). The update to ASC Topic 860 eliminates the qualifying special purpose entity (QSPE) concept, establishes conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies the financial asset de-recognition criteria, revises how interests retained by the transferor in a sale of financial assets initially are measured, and removes the guaranteed mortgage securitization re-characterization provisions. The update to ASC Topic 810 requires reporting entities to evaluate former QSPEs for consolidation, changes the approach to determining a VIE's primary beneficiary from a mainly quantitative assessment to an exclusively qualitative assessment designed to identify a controlling financial interest, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

F15

IGAMBIT INC.
CONSOLIDATED BALANCE SHEETS

		SEPTEMBER 30,	DECEMBER 31,
		2010	2009
		Restated	Restated
ASSETS

Current assets
Cash		$926,951	$857,074
Accounts receivable		126,189	56,743
Prepaid expenses		330,122	8,838
Notes receivable - stockholders		17,000	17,000
Notes receivable		200,000	--
Assets from discontinued operations		901,781	715,573

Total current assets		2,502,043	1,655,228

Property and equipment, net		4,159	895

Other assets
Goodwill		111,026	111,026
Deposits		2,500	2,500
Assets from discontinued operations		--	150,985

Total other assets		113,526	264,511

		$2,619,728	$1,920,634

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable		$389,636	$96,928
Note payable - related party		26,886	--
Loans payable - stockholders		2,504	2,504

Total current liabilities		419,026	99,432

Stockholders' equity
Common stock, $.001 par value; authorized -
75,000,000 shares; issued and outstanding -
23,954,056 shares		23,954	23,954
Additional paid-in capital		2,402,275	2,396,443
Accumulated deficit		(225,527)	(599,195)

Total stockholders' equity		2,200,702	1,821,202

		$2,619,728	$1,920,634

F16

IGAMBIT INC.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS		NINE MONTHS
	ENDED		ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2010	2009	2010	2009
	Restated		Restated

Sales	$232,343	$--	$646,002	$--

Cost of sales	99,387	--	243,712	--

Gross profit	132,956	--	402,290	--

Operating expenses
General and administrative expenses	448,881	157,453	1,307,621	297,272

Loss from operations	(315,925)	(157,453)	(905,331)	(297,272)

Other income
Miscellaneous income	--	4,160	--	4,160
Interest income	1,853	867	2,771	3,275

Total other income	1,853	5,027	2,771	7,435

Loss from continuing operations before income tax benefit	(314,072)	(152,426)	(902,560)	(289,837)

Income tax expense (benefit)	(116,984)	(52,782)	(346,049)	(107,059)

Loss from continuing operations	(197,088)	(99,644)	(556,511)	(182,778)

Discontinued operations
Income from discontinued operations	330,199	461,882	1,537,486	1,231,361
Provision for income taxes	120,467	211,301	607,307	486,388

Income from discontinued operations, net of taxes	209,732	250,581	930,179	744,973

Net income	$12,644	$150,937	$373,668	$562,195

Basic and fully diluted earnings (loss) per common share:
Continuing operations	$(.01)	$(.00)	$(.03)	$(.01)
Discontinued operations, net of tax	$.01	$.01	$.04	$.03
Net earnings per common share	$.00	$.01	$.01	$.02

Weighted average common shares outstanding	23,954,056	23,134,491	23,954,056	22,859,056

F17

IGAMBIT INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

			Additional
	Common stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Totals

Balances, December 31, 2008	22,719,056	$22,719	$2,135,648	$(1,204,483)	$953,884

Compensation for vested stock options	--	--	67,500	--	67,500

Compensation for vested warrants	--	--	2,030	--	2,030

Common stock issued in consideration
of cashless exercise of options,
valued at $.01 per share	735,000	735	6,765	--	7,500

Assets of acquired business	--	--	73,974	--	73,974

Common stock issued in business
acquisition	500,000	500	49,500	--	50,000

Stock options granted for acquired
business resulting in goodwill			61,026		61,026

Net income				605,288	605,288

Balances, December 31, 2009 (Restated)	23,954,056	23,954	2,396,443	(599,195)	1,821,202

Compensation for vested stock options	--	--	5,832	--	5,832

Net income				373,668	373,668

Balances, September 30, 2010 (Restated)	23,954,056	$23,954	$2,402,275	$(225,527)	$2,200,702

F18

IGAMBIT INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30,

		2010	2009
		Restated	Restated

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income		$373,668	$562,195
Adjustments to reconcile net income to net
cash used by operating activities
Income from discontinued operations		(930,179)	(744,973)
Depreciation		894	447
Stock-based compensation expense		5,832	7,500
Increase (Decrease) in cash flows as a result of
changes in asset and liability account balances:
Accounts receivable		(69,446)	--
Prepaid expenses		(321,284)	(1,703)
Accounts payable		292,708	(2,633)

Net cash used by continuing operating activities		(647,807)	(179,167)
Net cash used by discontinued operating activities		(605,466)	(662,382)

NET CASH USED BY OPERATING ACTIVITIES		(1,253,273)	(841,549)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment		(4,158)	--
Increase in notes receivable		(200,000)	--
Increase in deposits		--	(2,600)
Payments received from loans to stockholders		--	198,281

Net cash (used) provided by continuing investing activities		(204,158)	195,681
Net cash provided by discontinued investing activities		1,500,422	1,095,936

NET CASH PROVIDED BY INVESTING ACTIVITIES		1,296,264	1,291,617

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in loans payable to related party		26,886	--

Net cash provided by continuing financing activities		26,886	--
Net cash provided by discontinued financing activities		--	--

NET CASH PROVIDED BY FINANCING ACTIVITIES		26,886	--

NET INCREASE IN CASH		69,877	450,068

CASH - BEGINNING OF PERIOD		857,074	322,439

CASH - END OF PERIOD		$926,951	$772,507

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest		$851	$1,189
Income taxes		390,634	4,698

Non-cash investing and financing activities:
Cashless exercise of common stock options		$--	$7,500
Stock-based compensation expense		5,832	7,500

F19

Note 1 - Organization and Basis of Presentation

The consolidated financial statements presented are those of iGambit Inc., (the “Company”) and its wholly-owned subsidiary, Gotham Innovation Lab Inc. (“Gotham”). The Company was incorporated under the laws of the State of Delaware on April 13, 2000. The Company was originally incorporated as Compusations Inc. under the laws of the State of New York on October 2, 1996.  The Company changed its name to BigVault.com Inc. upon changing its state of domicile on April 13, 2000.  The Company changed its name again to bigVault Storage Technologies Inc. on December 22, 2000 before changing to iGambit Inc. on July 18, 2006.  Gotham was incorporated under the laws of the state of New York on September 23, 2009.

In the opinion of management, the accompanying interim financial statements reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and the results of operations and cash flows for the interim periods presented. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the year ending December 31, 2010.

Business Acquisition

The Company acquired 200 no par value common shares of Gotham for $100.  Subsequent to the acquisition of the Company’s newly formed subsidiary, Gotham, on October 1, 2009 Gotham acquired all of the assets and business operations of Jekyll Island Ventures Inc. doing business as Gotham Photo Company (“Jekyll”) for 500,000 shares of the Company’s common stock at a value of $.10 per share, and for 1,500,000 options to purchase the Company’s common stock over a three year period at a value of $.09 per share.  Jekyll is a developer of web based software solutions for the real estate industry in the areas of marketing real estate.  Subsequent to the acquisition, Jekyll dissolved and distributed its shares of the Company’s common stock to the shareholders of Jekyll.  Gotham maintained Jekyll’s d/b/a name of Gotham Photo Company.  The assets acquired from Jekyll are as follows:

Cash	$4,023
Accounts receivable	66,958
Fixed assets	2,993
$73,974

Following is a presentation of pro forma balance sheets and statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008, and the pro forma statements of operations for the year ended December 31, 2009:

Nine months ended September 30, 2009:

Pro Forma Balance Sheets

	iGambit	Jekyll	Combined

Current assets	$1,371,447	$70,981	$1,442,428
Fixed assets	1,044	2,993	4,037
Other assets	153,209		153,209
Total assets	1,525,700	73,974	1,599,674

Current liabilities	2,121	--	2,121
Long-term liabilities	--	--	--
Total liabilities	2,121	--	2,121
Stockholders' equity	1,523,579	73,974	1,597,553
Total liabilities and stockholders' equity	$1,525,700	$73,974	$1,599,674

Pro Forma Statements of Operations

	iGambit	Jekyll	Combined

Revenue	$--	$249,925	$249,925
Cost of sales	--	43,151	43,151
Gross profit	--	206,774	206,774
General and administrative expenses	418,772	208,965	627,737
Loss from operations	(418,772)	(2,191)	(420,963)
Other income	7,435	--	7,435
Income tax benefit	107,059	--	107,059
Loss from continuing operations	(304,278)	(2,191)	(306,469)
Income from discontinued operations	744,973	--	744,973
Net income (loss)	$440,695	$(2,191)	$438,504

F20

Year ended December 31, 2008:

Pro Forma Balance Sheets

	iGambit	Jekyll	Combined

Current assets	$985,927	$80,650	$1,066,577
Fixed assets	1,491	--	1,491
Other assets	462,758	--	462,758
Total assets	1,450,176	80,650	1,530,826

Current liabilities	4,754	3,929	8,683
Long-term liabilities	491,538	--	491,538
Total liabilities	496,292	3,929	500,221
Stockholders' equity	953,884	76,721	1,030,605
Total liabilities and stockholders' equity	$1,450,176	$80,650	$1,530,826

Pro Forma Statements of Operations

	iGambit	Jekyll	Combined

Revenue	$--	$359,590	$359,590
Cost of sales	--	62,100	62,100
Gross profit	--	297,490	297,490
General and administrative expenses	196,589	280,198	476,787
(Loss) income from operations	(196,589)	17,292	(179,297)
Other income	2,554	--	2,554
Income tax benefit	44,065	--	44,065
(Loss) income from continuing operations	(149,970)	17,292	(132,678)
Income from discontinued operations	553,363	--	553,363
Net income	$403,393	$17,292	$420,685

Year ended December 31, 2009:

Pro Forma Statements of Operations

	iGambit	Jekyll	Combined

Revenue	$6,350	$416,586	$422,936
Cost of sales	--	90,608	90,608
Gross profit	6,350	325,978	332,328
General and administrative expenses	565,384	453,123	1,018,507
Loss from operations	(559,034)	(127,145)	(686,179)
Other income	3,908	--	3,908
Income tax benefit	238,334	--	238,334
Loss from continuing operations	(316,792)	(127,145)	(443,937)
Income from discontinued operations	1,047,035	--	1,047,035
Net income (loss)	$730,243	$(127,145)	$603,098

Merger Transaction

On December 19, 2005, the Company executed a certificate of merger whereby BigVault Inc. (a Nevada corporation) merged into the Company leaving the Company as the surviving corporation.  Pursuant to the certificate of merger, each share of Big Vault Inc.’s common stock issued and outstanding was converted to one share of the Company’s common stock.

Note 2 – Discontinued Operations

Sale of Business

On February 28, 2006, the Company entered into an asset purchase agreement with Digi-Data Corporation (“Digi-Data”), whereby Digi-Data acquired the Company’s assets and its online digital vaulting business operations in exchange for $1,500,000, which was deposited into an escrow account for payment of the Company’s outstanding liabilities.  In addition, as part of the sales agreement, the Company receives payments from Digi-Data based on 10% of the net vaulting revenue payable quarterly over five years.  The Company is also entitled to an additional 5% of the increase in net vaulting revenue over the prior year’s revenue.  These adjustments to the sales price are included in the discontinued operations line of the statements of income.

F21

The assets and liabilities of the discontinued operations are presented in the balance sheets under the captions “Assets of discontinued operations” and “Liabilities of discontinued operations.” The underlying assets and liabilities of the discontinued operations for the years ended December 31 are as follows:

	2009	2008

ASSETS
Current:
Accounts receivable	$713,732	$367,430
Deferred income taxes	--	279,058
Noncurrent:
Restricted cash	150,985	165,727
Deferred income taxes	--	98,750
Assets of discontinued operations	$864,717	$910,965

LIABILITIES
Noncurrent:
Prepaid contingency	$--	$141,538
Deferred compensation	--	350,000
Liabilities of discontinued operations	$--	$491,538

Accounts Receivable

Accounts receivable includes 50% of contingency payments earned for the previous quarter.

Restricted Cash

An escrow account was established in connection with the sale of business to Digi-Data to hold funds for contingent liabilities.  Under the terms of the sale, 25% of the quarterly contingency payments are deposited into the escrow account for a period of three years.  Also under the terms of the sale, 50% of the balance of the escrow funds held will be released after three years, and the remaining balance released after two more years.  The escrow account balance of $151,543 was released to the Company on September 29, 2010.  The escrow account balance was $150,985 at December 31, 2009.

Prepaid Contingency

Prepaid contingency includes cash and expenses advanced by Digi-Data prior to the sale.  The balance is being repaid with 25% of quarterly contingency payments earned and received by the Company from Digi-Data.  The prepaid contingency balance was fully repaid as of December 31, 2009.

Deferred Compensation

The Company was indebted to two former officers for unpaid compensation totaling $350,000 at December 31, 2008.  The officers received advances against the deferred compensation totaling $198,281 as of December 31, 2008.  In 2009, compensation was fully repaid to the former officers who subsequently repaid the advances against the deferred compensation.

Note 3 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Gotham Innovation Lab, Inc.  All significant intercompany accounts and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and amounts due to related parties, the carrying amounts approximate fair value due to their short maturities.

Revenue Recognition

Contingency payment income is recognized quarterly from a percentage of Digi-Data’s vaulting service revenue, and is included in discontinued operations.

The Company’s revenues from continuing operations consists of revenues primarily from sales of products and services rendered to real estate brokers.  Revenues are recognized upon delivery of the products or services.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include checking and money market accounts and any highly liquid debt instruments purchased with a maturity of three months or less.

F22

Accounts Receivable

The Company analyzes the collectability of accounts receivable each accounting period and adjusts its allowance for doubtful accounts accordingly.  A considerable amount of judgment is required in assessing the realization of accounts receivables, including the current creditworthiness of each customer, current and historical collection history and the related aging of past due balances.  The Company evaluates specific accounts when it becomes aware of information indicating that a customer may not be able to meet its financial obligations due to deterioration of its financial condition, lower credit ratings, bankruptcy or other factors affecting the ability to render payment.  As of December 31, 2009, the Company has charged $65,000 of bad debts to operations for uncollectible accounts.  The Company has charged $6,803 of bad debts to operations for the nine months ended September 30, 2010.

Property and equipment and depreciation

Property and equipment are stated at cost.  Depreciation for both financial reporting and income tax purposes is computed using combinations of the straight line and accelerated methods over the estimated lives of the respective assets. During the nine months ended September 30, 2010, the Company purchased computer equipment totaling $4,158. Computer equipment is depreciated over 5 years.  Maintenance and repairs are charged to expense when incurred.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to income.

Depreciation expense of $894 and $447 was charged to operations for the nine months ended September 30, 2010 and 2009, respectively.

Goodwill

Goodwill represents the fair market value of the common shares issued and common stock options granted by the Company for the acquisition of Jekyll by the Company’s subsidiary, Gotham.  In accordance with ASC Topic No. 350 “Intangibles – Goodwill and Other”), the goodwill is not being amortized, but instead will be subject to an annual assessment of impairment by applying a fair-value based test, and will be reviewed more frequently if current events and circumstances indicate a possible impairment. An impairment loss is charged to expense in the period identified. If indicators of impairment are present and future cash flows are not expected to be sufficient to recover the asset’s carrying amount, an impairment loss is charged to expense in the period identified. A lack of projected future operating results from Gotham’s operations may cause impairment.  As Gotham’s marketing plan and expected core business is expected to commence later in 2010, it is too early for management to evaluate whether goodwill has been impaired.  No impairment was recorded during the nine months ended September 30, 2010.

Stock-Based Compensation

The Company accounts for its stock-based employee compensation plan in accordance with ASC Topic No. 718-20, Awards Classified as Equity, which requires the measurement of compensation expense for all share-based compensation granted to employees and non-employee directors at fair value on the date of grant and recognition of compensation expense over the related service period for awards expected to vest.  The Company uses the Black-Scholes option valuation model to estimate the fair value of its stock options and warrants. The Black-Scholes option valuation model requires the input of highly subjective assumptions including the expected stock price volatility of the Company’s common stock.  Changes in these subjective input assumptions can materially affect the fair value estimate of the Company’s stock options and warrants.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

The Company applies the provisions of ASC Topic No. 740 for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the Company’s financial statements. In accordance with this provision, tax positions must meet a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position.

Note 4 – Restatement to Prior Consolidated Financial Statements

On October 26, 2010, the Company’s Audit/Corporate Governance Committee determined that the previously issued audited consolidated financial statements for the year ended December 31, 2009 (contained in the Company’s Annual Report on Form 10-K filed June 15, 2010, and subsequently amended by Amendment No. 1 to the Annual Report on Form 10-K filed on September 13, 2010) and the previously issued unaudited consolidated financial statements for the quarters ended March 31, 2010 and June 30, 2010 (contained in the Company’s Quarterly Reports on Form 10-Q filed, respectively, on June 17, 2010 (Amendment No. 1 to The Quarterly Report for March 31, 2010 on Form 10-Q filed on September 13, 2010) and August 16, 2010) should be revised. The restatements to these consolidated financial statements reflect the appropriate income tax provision, goodwill, compensation from vested warrants, and reclassifications in the statements of cash flows.

For the year ended December 31, 2009, the Company determined that a schedule M-1 deduction for payments of deferred compensation was not claimed on the 2009 corporate tax return, resulting in an overstated income tax accrual aggregating $107,559.  The December 31, 2009 Form 10-K/A properly reflects this item. The net impact on this item increased net income by $107,559. This item also increased prepaid expenses for the overpaid taxes by $107,559 for the three months ended March 31, 2010 and for the six months ended June 30, 2010.  The Company also determined that its reporting of the Gotham acquisition resulted in an overstatement of goodwill and additional paid-in capital of $73,974.  The net impact of this item decreased goodwill and additional paid-in capital by $73,974.  The March 31, 2010 and June 30, 2010 goodwill and additional paid-in capital balances were restated accordingly.

For the year ended December 31, 2009, the Company determined that compensation expense for 2,250,000 stock warrants granted on May 26, 2009 was overstated as a result of overvaluing the warrants.  The December 31, 2009 Form 10-K/A properly reflects this item. The net impact on this item increased net income and decreased additional paid-in capital by $51,970.

The Company determined that payment for unpaid compensation was incorrectly classified as a financing activity.  The December 31, 2009 and September 30, 2009 statements of cash flows were restated to reflect the proper classification of the payment for unpaid compensation as an operating activity.  The Company determined that part of the cash received from discontinued operations of Digi-Data classified as operating activities should have been classified as investing activities.  The December 31, 2009 and 2008 and the September 30, 2010 and 2009 statements of cash flows were restated to reflect the proper classification of cash received from discontinued operations of Digi-Data.

F23

The following table presents the previously reported and the restated amounts included in the restatements:

	Previously		Restated as
	Reported as of		of
	December 31,	Effect of	December 31,
	2009	Restatement	2009

Changes to Consolidated Balance Sheet
Goodwill	$185,000	$(73,974)	$111,026
Accounts payable	$204,487	$(107,559)	$96,928
Additional paid-in capital	$2,522,387	$(125,944)	$2,396,443
Accumulated deficit	$(758,724)	$159,529	$(599,195)

Changes to Consolidated Statement of Income
General and administrative expenses	$861,512	$(51,970)	$809,542
Income tax benefit - continuing operations	$(254,071)	$15,737	$(238,334)
Tax provision - discontinued operations	$806,898	$(123,296)	$683,602
Net income	$445,759	$159,529	$605,288

Changes to Consolidated Statement of Cash Flows
Net cash used by discontinued financing activities	$(491,538)	$350,000	$(141,538)
Net cash provided (used) by discontinued operating activities	$29,665	$(747,980)	$(718,315)
Net cash provided by discontinued investing activities	$938,481	$521,276	$1,459,757

	Previously		Restated as
	Reported as of		of
	December 31,	Effect of	December 31,
	2008	Restatement	2008

Changes to Consolidated Statement of Cash Flows
Net cash used by discontinued financing activities	$(214,605)	$214,605	$0
Net cash provided (used) by discontinued operating activities	$187,811	$(387,837)	$(200,026)
Net cash provided by discontinued investing activities	$434,811	$173,232	$608,043

	Previously		Restated as
	Reported as of		of
	March 31,	Effect of	March 31,
	2010	Restatement	2010

Changes to Consolidated Balance Sheet
Goodwill	$185,000	$(73,974)	$111,026
Prepaid expenses	$13,519	$107,559	$121,078
Additional paid-in capital	$2,522,387	$(125,944)	$2,396,443
Accumulated deficit	$(602,538)	$159,529	$(443,009)

F24

	Previously		Restated as
	Reported as of		of
	June 30,	Effect of	June 30,
	2010	Restatement	2010

Changes to Consolidated Balance Sheet
Goodwill	$185,000	$(73,974)	$111,026
Prepaid expenses	$210,358	$107,559	$317,917
Additional paid-in capital	$2,522,387	$(125,944)	$2,396,443
Accumulated deficit	$(397,700)	$159,529	$(238,171)

	Previously		Restated as
	Reported as of		of
	Sept. 30,	Effect of	Sept. 30,
	2010	Restatement	2010

Changes to Consolidated Balance Sheet
Additional paid-in capital	$2,531,513	$(129,238)	$2,402,275
Accumulated deficit	$(354,765)	$129,238	$(225,527)

Changes to Consolidated Statement of Income
General and administrative expenses	$1,384,889	$(77,268)	$1,307,621
Net income	$296,400	$77,268	$373,668

Changes to Consolidated Statement of Cash Flows
Net cash used by discontinued operating activities	$(186,208)	$(419,258)	$(605,466)
Net cash provided by discontinued investing activities	$1,081,164	$419,258	$1,500,422

	Previously		Restated as
	Reported as of		of
	June 30,	Effect of	June 30,
	2009	Restatement	2009

Changes to Consolidated Statement of Cash Flows
Net cash used by discontinued financing activities	$(141,538)	$141,538	$0
Net cash provided by discontinued operating activities	$166,301	$(141,538)	$24,763

	Previously		Restated as
	Reported as of		of
	Sept. 30,	Effect of	Sept. 30,
	2009	Restatement	2009

Changes to Consolidated Statement of Cash Flows
Net cash used by discontinued financing activities	$(491,538)	$491,538	$0
Net cash provided (used) by discontinued operating activities	$909,974	$(1,572,356)	$(662,382)
Net cash provided by discontinued investing activities	$15,118	$1,080,818	$1,095,936

Note 5 - Earnings Per Common Share

The Company calculates net earnings (loss) per common share in accordance with ASC 260 “Earnings Per Share” (“ASC 260”). Basic and diluted net earnings (loss) per common share was determined by dividing net earnings (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. The Company’s potentially dilutive shares, which include outstanding common stock options and common stock warrants, have not been included in the computation of diluted net earnings (loss) per share for all periods as the result would be anti-dilutive.

	Nine Months Ended September 30,
	2010	2009
StocSStock options	2,468,900	296,900
Aver Common stock warrants	3,085,000	3,085,000

Basic Total shares excluded from calculation	5,553,900	3,381,900

Note 6 – Stock Based Compensation

Stock-based compensation expense for all stock-based award programs, including grants of stock options and warrants, is recorded in accordance with "Compensation—Stock Compensation", Topic 718 of the FASB ASC. Stock-based compensation expense, which is calculated net of estimated forfeitures, is computed using the grant date fair-value method on a straight-line basis over the requisite service period for all stock awards that vest during the period. The grant date fair value for stock options is calculated using the Black-Scholes option valuation model. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Stock-based compensation expense is reported under general and administrative expenses on the accompanying consolidated statements of income.

F25

In 2006, the Company adopted the 2006 Long-Term Incentive Plan (the "2006 Plan").   Awards granted under the 2006 plan have a ten-year term and may be incentive stock options, non-qualified stock options or warrants. The awards are granted at an exercise price equal to the fair market value on the date of grant and generally vest over a three or four year period. Effective January 1, 2006, we recognized compensation expense ratably over the vesting period, net of estimated forfeitures. As of September 30, 2010, there was approximately $99,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2006 plan. This cost is expected to be recognized over a remaining weighted-average vesting period of 1.67 years.  Stock-based compensation of $33,600 for vested options and of $49,500 for vested warrants was charged to operations for the nine months ended September 30, 2010.

The 2006 Plan provides for the granting of options to purchase up to 5,510,000 shares of common stock.  5,213,100 options have been exercised to date.  There are 2,468,900 options outstanding under the 2006 Plan.

Warrant activity during the nine months ended September 30, 2010 follows:

				Weighted
				Average
			Weighted	Remaining
		Average	Average	Contractual
	Warrants	Exercise Price	Grant-Date Fair Value	Life (Years)
Warrants outstanding at January 1, 2010	3,085,000	$0.83	$0.10
No warrant activity	--	--	--
Warrants outstanding at September 30, 2010	3,085,000	$0.83	$0.10	2.58
Stock Option Plan activity during the nine months ended September 30, 2010 follows:

				Weighted
				Average
			Weighted	Remaining
		Average	Average	Contractual
	Options	Exercise Price	Grant-Date Fair Value	Life (Years)
Options outstanding at January 1, 2010	1,796,000	$0.01	$0.10
Granted during 2010	672,000	0.10	0.10
Options outstanding at September 30, 2010	2,468,900	$0.03	$0.10	7.10
The fair value of warrants and options granted is estimated on the date of grant based on the weighted-average assumptions in the table below.  The assumption for the expected life is based on evaluations of historical and expected exercise behavior.  The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date.  The calculated value method using the historical volatility of the Computer Services industry is used as the basis for the volatility assumption.
	Nine months ended September 30,
	2010	2009
Weighted average risk-free rate	4.87%	4.23%
Average expected life in years	5.0	5.1
Expected dividends	None	None
Volatility	20%	20%
Forfeiture rate	0%	0%
Note 7 – Common Stock Issued

During the year ended December 31, 2009, the Company issued 500,000 common shares in exchange for the asset acquisition of Jekyll Island Ventures Inc. by its wholly-owned subsidiary, Gotham Innovation Labs Inc.  Also, during the year ended December 31, 2009, options were exercised for 735,000 shares of common stock, valued at $.01 per share.

On December 2, 2009, the Company amended its certificate of incorporation to increase the number of authorized common shares to 75,000,000.

Dividends may be paid on outstanding shares as declared by the Board of Directors from time to time. Each share of common stock is entitled to one vote.

Note 8 - Income Taxes

The tax provision at September 30 consists of the following:

	2010	2009
From operations:
Continuing operations:
Current tax expense (benefit):
Federal	$(275,153)	$(85,764)
State and local	(73,198)	(21,295)
	(348,351)	(107,059)
Deferred tax expense (benefit)	--	--
Total from continuing operations	(348,351)	(107,059)
Discontinued operations:
Current tax expense
Federal	479,696	384,185
State and Local	127,611	102,203
	607,307	486,388

Deferred tax expense (benefit):
Federal	--	--
State and Local	--	--

Total from discontinued operations	607,307	486,388

Total	$258,956	$379,329

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A reconciliation of the statutory federal income tax rate and the effective tax rate follows:

	Nine Months Ended
	September 30,
	2010	2009
Statutory tax rate	34.0%	34.0%
Effect of:
State income taxes, net of
Federal income tax benefit	5.5%	5.5%
Tax effect of expenses that are not
deductible for income tax purposes	(4.2)%	(2.6)%
Effective tax rate	35.3%	36.9%

The Company recognizes deferred tax assets and liabilities based on the future tax consequences of events that have been included in the financial statements or tax returns.  The differences relate primarily to net operating loss carryovers and to deferred compensation. Deferred tax assets and liabilities are calculated based on the difference between the financial reporting and tax bases of assets and liabilities using the currently enacted tax rates in effect during the years in which the differences are expected to reverse.  Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate.

The Company’s provision for income taxes differs from applying the statutory U.S. federal income tax rate to income before income taxes.  The primary differences result from providing for state income taxes and from deducting certain expenses for financial statement purposes but not for federal income tax purposes.

In accordance with ASC Topic No. 740, Income Taxes, a valuation allowance is established based on the future recoverability of deferred tax assets.  This assessment is based upon consideration of available positive and negative evidence, which includes, among other things, the Company’s most recent results of operations and expected future profitability.  Management has determined that no valuation allowance related to deferred tax assets is necessary at September 30, 2010 and December 31, 2009.

The deferred tax assets included in assets from discontinued operations in the accompanying balance sheets includes the following at September 30 and December 31, respectively:

	2010	2009
Current:
Net operating loss carryforwards	$--	$279,058
Non-current:
Net operating loss carryforwards	--	--
Deferred compensation	--	98,750

	$--	$377,808

Note 9 – Risks and Uncertainties

Contingency Payment Income – Discontinued Operations

The discontinued operations of contingency payments received from Digi-Data is the Company’s primary source of income.  Should Digi-Data not achieve sufficient vaulting revenue or continue to exist, substantial doubt would be raised as to the Company’s ability to continue to exist, as the Company has no other significant source of revenue.

Uninsured Cash Balances

Substantially all amounts of cash accounts held at financial institutions are insured by the FDIC.

Note 10 - Related Party Transactions

Notes Receivable - Stockholders

The Company provided loans to a stockholder totaling $17,000 at September 30, 2010 and December 31, 2009.  The loans bear interest at a rate of 6% and are due on December 31, 2010.

Accrued interest on the note was $763 for the nine months ended September 30, 2010 and 2009, respectively.

The Company provided advances to two stockholders and former officers totaling $198,281 and $79,281 as of December 31, 2008, against their respective deferred compensation balances.  The advances to the stockholders were collateralized with their common shares issued and outstanding of 5,470,000 shares each.  The former officers repaid the advances to the Company during the year ended December 31, 2009.

Loans Payable - Stockholders

Two stockholders of the Company who are also former stockholders of Jekyll provided advances to Gotham for expenses totaling $2,504 at September 30, 2010 and December 31, 2009.  The loans from the stockholders do not bear interest and are payable on demand.

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Note Payable – Related Party

Gotham provided loans to an entity that is controlled by the officers of Gotham totaling $26,886 at September 30, 2010.  The note bears interest at a rate of 5.5% and is due on July 1, 2011.

Interest expense of $516 was charged to operations for the nine months ended September 30, 2010.

Lease Commitment

iGambit Inc. entered into an operating lease for office space for a term of 12 months effective June 1, 2010.  Monthly rent under the lease is $2,600.

Gotham has an operating lease for office space renewable annually on October 16 at a monthly rent of $5,500.

Rent expense of $67,400 was charged to operations for the nine months ended September 30, 2010.

Note 11 – Commitments and Contingencies

The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

Note 12 – Recent Accounting Pronouncements

In September 2009, the Company adopted Accounting Standards Codification (ASC) 105-10-05, which provides for the Financial Accounting Standards Board Accounting Standards Codification (the Codification) to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (GAAP) to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. The Codification does not change GAAP, but combines all authoritative standards into a comprehensive, topically organized online database. ASC 105-10-05 explicitly recognizes rules and interpretative releases of the Securities and Exchange Commission (SEC) under Federal securities laws as authoritative GAAP for SEC registrants. Subsequent revisions to GAAP will be incorporated into the Codification through Accounting Standards Updates (ASU). ASC 105-10-05 is effective for interim and annual periods ending after September 15, 2009, and was effective for the Company in the third quarter of 2009. The adoption of ASC 105-10-05 impacted the Company's financial statement disclosures, as all references to authoritative accounting literature were updated to and in accordance with the Codification.

In February 2009, the FASB issued an accounting standard now codified within ASC 805, “Business Combinations” that amends the provisions related to the initial recognition and measurement, subsequent measurement, and disclosure of assets and liabilities arising from contingencies in a business combination. The standard applies to all assets acquired and liabilities assumed in a business combination that arise from contingencies that would be within the scope of ASC 450, “Contingencies”, if not acquired or assumed in a business combination, except for assets or liabilities arising from contingencies that are subject to specific guidance in ASC 805. The standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of the standard by the Company was effective January 1, 2009 and did not have an impact on the Company's financial position and results of operations.

Effective January 1, 2008, the Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”. This pronouncement defines fair value, establishes a hierarchal disclosure framework for measuring fair value, and requires expanded disclosures about fair value measurements. The provisions of this statement apply to all financial instruments that are being measured and reported on a fair value basis. Effective January 1, 2009, the Company adopted the remaining provisions of ASC Topic 820 that were delayed by the issuance of ASC Section 820-10-55, “Fair Value Measurements and Disclosures: Overall: Implementation Guidance and Illustrations”.

In April 2008, the FASB issued an accounting standard now codified within ASC 350, “Intangibles-Goodwill and Other” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. Under this standard, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The intent of the standard is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. Adoption of the standard was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, The Company adopted the standard on January 1, 2009. The Company does not expect the standard to have a material impact on its accounting for future acquisitions of intangible assets.

In November 2008, the FASB issued an accounting now standard codified within ASC 350, “Intangibles-Goodwill and Other” that applies to defensive assets which are acquired intangible assets which the acquirer does not intend to actively use, but intends to hold to prevent its competitors from obtaining access to the asset. The standard clarifies that defensive intangible assets are separately identifiable and should be accounted for as a separate unit of accounting in accordance with guidance provided within ASC 805, “Business Combinations” and ASC 820, “Fair Value Measurements and Disclosures”. The standard was effective for intangible assets acquired in fiscal years beginning on or after December 15, 2008. The Company adopted this standard effective January 1, 2009 and will apply the provisions of this guidance to intangible assets acquired on or after that date. The Company does not expect the standard to have a material impact on its accounting for future acquisitions of intangible assets.

In April 2009, the FASB issued an accounting standard now codified within ASC 825, “Financial Instruments” that requires disclosures about the fair value of financial instruments that are not reflected in the consolidated balance sheets at fair value whenever summarized financial information for interim reporting periods is presented. Entities are required to disclose the methods and significant assumptions used to estimate the fair value of financial instruments and describe changes in methods and significant assumptions, if any, during the period. The standard was effective for interim reporting periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009.

In April 2009, the FASB issued an accounting standard now codified within ASC 820, “Fair Value Measurements and Disclosures”, which provides guidance on determining fair value when there is no active market or where the price inputs being used represent distressed sales, The standard reaffirms the objective of fair value measurement, which is to reflect how much an asset would be sold for in an orderly transaction. It also reaffirms the need to use judgment to determine if a formerly active market has become inactive, as well as to determine fair values when markets have become inactive. The standard is effective for interim and annual periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009.

In May 2009, the FASB issued an accounting standard now codified within ASC 855, “Subsequent Events”, which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The standard was effective for interim or annual periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009. In February 2010, the FASB issued Accounting Standards Update No. 2010-09 (ASU 2010-09) “Subsequent Events” (Topic 855): “Amendments to Certain Recognition and Disclosure Requirements”. This ASU amends FASB Codification topic 855. The amendments in ASU 2010-09 removes the requirement in ASC 855-10 for a SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. This ASU was effective upon issuance and the Company adopted this ASU as of December 31, 2009. Except for the removal of disclosure requirements in ASC 855-10, the adoption of this standard did not have a material impact on the Company's consolidated financial statements.
In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures - Measuring Liabilities at Fair Value”. The ASU provides additional guidance for the fair value measurement of liabilities under ASC 820, Fair Value Measurements and Disclosures. The ASU provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. The ASU also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. It also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level fair value measurements. The Company adopted the ASU in the fourth fiscal quarter of 2009.

The adoption of the pronouncements above did not have a material effect on the Company's financial position or results of operations.

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New Accounting Pronouncements Not Yet Effective

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to ASC Topic 605, Revenue Recognition) (ASU 2009-13) and ASU 2009-14, “Certain Arrangements that Include Software Elements”, (amendments to ASC Topic 985, Software) (ASU 2009-14). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15,2010, with early adoption permitted. The Company is currently evaluating the impact of the adoption of these ASUs on its consolidated results of operations or financial condition.

In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable” Interest Entities, which amends ASC 810, Consolidation to address the elimination of the concept of a qualifying special purpose entity. The standard also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE whereas previous accounting guidance required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred. The standard provides more timely and useful information about an enterprise's involvement with a variable interest entity and will be effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009, which for the Company would be January 1, 2010. The Company does not expect the adoption of this standard to have a material effect on its consolidated results of operations and financial condition.

In January 2010, the FASB issued ASU No. 2010-6, “Improving Disclosures About Fair Value Measurements”, which provides amendments to ASC 820 Fair Value Measurements and Disclosures, including requiring reporting entities to make more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements including information on purchases, sales, issuances, and settlements on a gross basis and (4) the transfers between Levels 1, 2, and 3. The standard is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

The FASB updated ASC Topic 810, Consolidations, and ASC Topic 860, “Transfers and Servicing”, which significantly changed the accounting for transfers of financial assets and the criteria for determining whether to consolidate a variable interest entity (VIE). The update to ASC Topic 860 eliminates the qualifying special purpose entity (QSPE) concept, establishes conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies the financial asset de-recognition criteria, revises how interests retained by the transferor in a sale of financial assets initially are measured, and removes the guaranteed mortgage securitization re-characterization provisions. The update to ASC Topic 810 requires reporting entities to evaluate former QSPEs for consolidation, changes the approach to determining a VIE's primary beneficiary from a mainly quantitative assessment to an exclusively qualitative assessment designed to identify a controlling financial interest, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

Note 13 – Potential Acquisition

On July 20, 2010, the Company entered into a letter of intent to acquire the assets and business of Allied Airbus, Inc. (“Allied”).  In exchange for the acquisition of Allied, the Company would issue to Allied upon execution of the definitive agreement 500,000 shares of the Company’s common stock and an additional 2,250,000 common shares over a three year period beginning on January 1, 2011 based upon certain performance criteria, as well as additional cash or discounted common stock based upon earnings criteria.  The Company would also assume or retire debt of Allied of not more than $225,000.  The letter of intent will terminate on December 31, 2010 if both parties are unable to negotiate a mutually acceptable definitive agreement, unless the parties agree in writing to extend such date.

In connection with the letter of intent, the Company provided various loans to Allied totaling $200,000 at September 30, 2010, for which promissory notes were issued.  The notes are personally guaranteed by the officers of Allied, bear interest at a rate of 6% and are due in one year.

Accrued interest on the notes was $1,450 for the nine months ended September 30, 2010.

                                                          F29